UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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ARTISAN PARTNERS ASSET MANAGEMENT INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than The Registrant)

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ARTISAN PARTNERS ASSET MANAGEMENT INC.

NOTICE OF 2014 ANNUAL MEETING

AND

PROXY STATEMENT

April 17, 2014

Dear Stockholder:

On behalf of the board of directors of Artisan Partners Asset Management Inc., we cordially invite you to attend the 2014 Annual Meeting of Stockholders, which will be held at the Le Méridien hotel, 333 Battery Street, San Francisco, CA 94111 on Wednesday, May 28, 2014, at 9:00 a.m., local time. The matters to be considered by stockholders at the Annual Meeting are described in detail in the accompanying materials.

The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be conducted at the Annual Meeting. Representatives from our board of directors and certain of our executive officers, as well as representatives from our independent registered public accounting firm, will be present to respond to appropriate questions from stockholders.

We have decided to provide access to our proxy materials over the internet under the Security and Exchange Commission’s “notice and access” rules. Information about how to access and review our proxy materials, including the Proxy Statement and our 2013 Annual Report on Form 10-K, is included in the Notice of Internet Availability of Proxy Materials (the “Notice”) that you received in the mail. The Notice also explains how you may submit your vote over the internet. You will not receive printed copies of our proxy materials unless you request them.

Whether or not you plan to attend the Annual Meeting, please submit your vote at your earliest convenience.

Sincerely,

Andrew A. Ziegler Chairman of the Board of Directors

Eric R. Colson President and Chief Executive Officer and Director

Artisan Partners Asset Management Inc.

875 E. Wisconsin Avenue, Suite 800

Milwaukee, Wisconsin 53202

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 28, 2014

NOTICE HEREBY IS GIVEN that the 2014 Annual Meeting of Stockholders of Artisan Partners Asset Management Inc. will be held at the Le Méridien hotel, 333 Battery Street, San Francisco, CA 94111 on Wednesday, May 28, 2014, at 9:00 a.m., local time. At this meeting we will ask stockholders to:

1.	Elect seven directors to serve until the 2015 Annual Meeting of Stockholders.

2.	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.

3.	Vote upon such other business as properly may come before the Annual Meeting or any adjournments thereof.

Stockholders who owned shares of our stock as of the close of business on April 3, 2014, are entitled to attend and vote at the Annual Meeting and any adjournments thereof.

WHETHER OR NOT YOU EXPECT TO ATTEND, PLEASE SUBMIT YOUR VOTE AT YOUR EARLIEST CONVENIENCE. YOU MAY VOTE BY INTERNET (BY FOLLOWING THE INSTRUCTIONS ON THE NOTICE CARD) OR BY MAIL IF YOU RECEIVE A PRINTED PROXY CARD.

By Order of the Board of Directors,

Sarah A. Johnson Corporate Secretary

Milwaukee, Wisconsin

April 17, 2014

Important Notice Regarding the Availability of Proxy Materials

for the Stockholder Meeting to be Held on May 28, 2014

We are sending you a Notice of Internet Availability of Proxy Materials (the “Notice”) rather than mailing a full paper set of the materials. The Notice contains instructions on how to access our proxy materials and vote on the internet. The Notice also provides information on how to request delivery of a full paper set of the proxy materials.

For additional information, see “Voting Instructions and Information”.

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Artisan Partners Asset Management Inc.

875 E. Wisconsin Avenue, Suite 800

Milwaukee, Wisconsin 53202

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 28, 2014

INTRODUCTION

We are sending you this Proxy Statement in connection with the solicitation of proxies by our board of directors (our “Board”) to be voted at the 2014 Annual Meeting of Stockholders and at any adjournments thereof (the “Annual Meeting”). The Annual Meeting will be held at the Le Méridien hotel, 333 Battery Street, San Francisco, CA 94111 on Wednesday, May 28, 2014, at 9:00 a.m., local time. The approximate date on which this Proxy Statement and form of proxy card are first being made available to stockholders is April 17, 2014.

When we use the terms “Artisan Partners Asset Management”, “APAM”, the “company”, “we”, “us” and “our” in this Proxy Statement, we mean Artisan Partners Asset Management Inc., a Delaware corporation, and unless the context otherwise requires, its consolidated subsidiaries. “You” refers to the holders of our capital stock.

Matters to be Voted on at Our Annual Meeting

	Board Recommendation	Vote Required	For more detail, see page:
1. Election of Directors	FOR each nominee	Plurality of votes cast	6

2. Ratification of the Appointment of PricewaterhouseCoopers LLP as Our Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2014	FOR	Majority of votes cast	50

VOTING INSTRUCTIONS AND INFORMATION

Who can vote at the Annual Meeting?

The securities that can be voted at the Annual Meeting consist of our Class A common stock, Class B common stock, Class C common stock and our convertible preferred stock. Each share of the Class A common stock, Class C common stock and convertible preferred stock entitles its holder to one vote on all matters to be voted on by stockholders generally, while each share of the Class B common stock entitles its holder to five votes on all matters to be voted on by stockholders generally. The holders of our capital stock will vote together as a single class on all matters presented to the stockholders for their vote or approval. The record date for determining the stockholders who are entitled to receive notice of and to vote at the Annual Meeting, or any adjournments thereof, was the close of business on April 3, 2014. On that day, we had the following numbers of shares outstanding:

Class A common stock	29,133,585
Class B common stock	21,566,436
Class C common stock	20,370,787
Convertible preferred stock	455,011

Pursuant to our Stockholders Agreement, a three-member Stockholders Committee, currently consisting of Eric R. Colson (our President and Chief Executive Officer), Charles J. Daley, Jr. (our Executive Vice President, Chief Financial Officer and Treasurer) and Gregory K. Ramirez (our Senior Vice President), has an irrevocable proxy to vote all of the shares of Class B common stock and 1,616,969 shares of Class A common stock. Those shares, which the committee will vote in accordance with the majority decision of the committee, represent approximately 69% of the combined voting power of our capital stock. For more information on the Stockholders Agreement and Stockholders Committee see “Relationships and Related Party Transactions—Transactions in Connection with our IPO—Stockholders Agreement”.

What proposals will be voted on at the Annual Meeting?

There are two proposals to be considered and voted on at the meeting:

•	The election of seven directors.

•	The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.

You may also vote on any other business that properly comes before the Annual Meeting.

How does the Board recommend I vote?

Our Board unanimously recommends that you vote:

•	“FOR” each of the nominees to the Board.

•	“FOR” ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.

How do I hold my stock?

If you hold stock that is registered in your name on the records of Artisan Partners Asset Management maintained by its transfer agent, American Stock Transfer & Trust Company, LLC, you are a stockholder of record. As a stockholder of record, we will mail you the Notice of Internet Availability of Proxy Materials described below.

If you hold stock indirectly through a broker, bank or similar institution, you are not a stockholder of record, but instead hold in “street name”. Most holders of Class A common stock hold their stock in street name. As a beneficial owner of shares held in street name, the Notice will be sent to you by the bank, broker or similar institution through which you hold your shares.

How can I view the stockholders list?

A list of the stockholders entitled to vote at the Annual Meeting will be available for inspection upon request of any stockholder for a purpose germane to the meeting at our principal executive offices, 875 E. Wisconsin Avenue, Suite 800, Milwaukee, Wisconsin 53202, during the ten days prior to the Annual Meeting, during ordinary business hours, and at the Annual Meeting. To make arrangements to review the list prior to the Annual Meeting, stockholders should contact our Investor Relations department at (866) 632-1770 or ir@artisanpartners.com.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of paper copies of the proxy materials?

We have decided to provide access to our proxy materials over the internet under the Security and Exchange Commission’s “notice and access” rules. Information about how to access and review our proxy materials is included in the Notice of Internet Availability of Proxy Materials (the “Notice”) that you received in the mail. The Notice also explains how you may submit your vote over the internet. You will not receive printed copies of our proxy materials unless you request them by following the instructions on the Notice.

If you own shares of stock in more than one account—for example, in a joint account with your spouse and in your individual brokerage account—you may receive more than one Notice. To vote all of your shares, please follow the instructions provided on each of the Notices you receive.

What information does the Notice contain?

The Notice provides information about:

•	the date, time and location of the Annual Meeting of Stockholders;

•	the items to be voted on at the Annual Meeting and the Board’s voting recommendation with regard to each item;

•	the website where the proxy materials are posted;

•	instructions on how to request paper or electronic copies of the proxy materials; and

•	instructions on how to vote by internet, by mail or in person at the Annual Meeting.

How do I vote?

You may vote in one of three ways:

•	By Internet. Go to www.astproxyportal.com/ast/18158 and follow the instructions for internet voting. You will need the control number located on the Notice or proxy card, as applicable. Internet voting is available 24 hours a day. If you choose to vote by internet, then you do not need to return a proxy card. To be valid, your vote by internet must be received by 11:59 p.m., Eastern Time, on May 27, 2014.

•	By Mail. If you request printed copies of the proxy materials, you will receive a proxy card. You may then vote by signing, dating and mailing the proxy card in the envelope provided. To be valid, your vote by mail must be received by 11:59 p.m., Eastern Time, on May 27, 2014.

•	In Person. You may vote in person at the Annual Meeting. (See “What do I need to do to attend the Annual Meeting?” below.)

If your shares of stock are held in “street name” (i.e., through a bank, broker or other nominee), you will receive voting instructions from the institution holding your shares. The availability of telephone or internet voting will depend upon the institution’s voting processes. Please contact the institution holding your shares of stock for more information.

What do I need to do to attend the Annual Meeting?

You may attend the Annual Meeting and vote your shares in person by ballot. If you plan to attend the Annual Meeting in person you will need to bring government-issued photo identification and proof of your ownership of stock as of the close of business on April 3, 2014.

If you hold shares of stock in “street name” and would like to vote in person at the Annual Meeting, you will need to contact the institution in whose name your shares are registered and obtain a proxy ballot from that institution and bring it to the Annual Meeting.

Please note that no cameras or recording equipment will be permitted in the Annual Meeting. The use of cell phones, tablets and other personal communication devices during the Annual Meeting is prohibited.

How can I revoke my proxy or substitute a new proxy or change my vote?

You may revoke a proxy at any time before it is exercised by:

•	filing a written revocation with the Corporate Secretary of Artisan Partners Asset Management;

•	submitting a proxy bearing a later date (by internet or mail) that is received no later than the deadline specified on the Notice or proxy card; or

•	voting in person at the Annual Meeting.

Please note, however, that under the rules of the NYSE, any beneficial owner of our Stock whose shares are held in street name by a NYSE member brokerage firm may revoke its proxy and vote its shares in person at the Annual Meeting only in accordance with applicable rules and procedures as employed by such beneficial owner’s brokerage firm.

Attending the Annual Meeting will not automatically revoke a proxy that was submitted by internet or mail.

If I submit a proxy by internet or mail, how will my shares be voted?

If you properly submit your proxy by internet or mail, and do not subsequently revoke your proxy, your shares will be voted in accordance with your instructions.

If you sign, date and return a proxy card but do not give voting instructions, your shares will be voted as follows: FOR the election of all of Artisan Partners Asset Management’s director nominees; FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014; and otherwise in accordance with the judgment of the persons voting the proxy on any other matter properly brought before the Annual Meeting.

If I hold my shares in “street name” through a broker and do not provide voting instructions, can my broker still vote my shares?

If you are a beneficial owner of shares held in street name and you do not provide the institution that holds your shares with specific voting instructions, under the rules of the NYSE, your broker may generally vote your shares on routine matters, but cannot vote your shares on non-routine matters.

The ratification of the appointment of PricewaterhouseCoopers LLP is considered a routine matter, and therefore a broker may generally vote any uninstructed shares on this proposal. The election of directors is considered a non-routine matter, which means a broker cannot vote any uninstructed shares. When a broker cannot vote uninstructed shares, or chooses not to vote uninstructed shares, it is referred to as a “broker non-vote”.

How many votes are required to transact business at the Annual Meeting?

To conduct the Annual Meeting, a majority of the votes entitled to be cast, must be present in person or by proxy. This is called a quorum. All shares of our capital stock will be considered a single class for purposes of voting on the election of directors and the ratification of the appointment of PricewaterhouseCoopers LLP. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.

How are votes counted?

Item 1: Election of Directors

A plurality of the votes cast is required for the election of each of the seven nominees for director. This means that the seven nominees receiving the highest number of votes will be elected regardless of whether the number of votes received by any such nominee constitutes a majority of the number of votes cast. Abstentions and broker non-votes will not be counted for purposes of this proposal.

Item 2: Ratification of the Appointment of PricewaterhouseCoopers LLP

The affirmative vote of a majority of the votes of the shares present in person or represented by proxy and entitled to vote on Item 2 is required for the ratification of the appointment of our independent registered public accounting firm. Abstentions will have the effect of negative votes with respect to this proposal. Broker non-votes will not be counted for purposes of this proposal.

Where and when will the voting results be available?

We will file the official voting results on a Form 8-K within four business days after the Annual Meeting. If the official results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.

Who pays for the expenses of this proxy solicitation?

We will pay all expenses incurred in connection with the solicitation of proxies.

ITEM 1—ELECTION OF DIRECTORS

Recommendation of the Board

The Board unanimously recommends that you vote “FOR” the election of each of the nominees listed in Item 1.

Structure and Election of Our Board

Under our amended and restated bylaws, our Board sets the number of directors who may serve on the Board. The size of our Board is currently set at seven directors and presently consists of seven directors. All of our current directors are nominated for re-election and all of our directors are elected annually for a term expiring at the next annual meeting of stockholders. Each director will hold office until his or her successor is duly elected and qualified or until the director’s earlier resignation or removal.

Nominees for Election at the 2014 Annual Meeting

On the recommendation of the Nominating and Corporate Governance Committee, our Board has nominated the persons named below for election at the Annual Meeting, each to serve for a term expiring at the next annual meeting of stockholders in 2015. All of the nominees currently are members of the Board. Our Board, upon the recommendation of our Nominating and Corporate Governance Committee, has determined that each of Matthew R. Barger, Tench Coxe, Stephanie G. DiMarco, Jeffrey A. Joerres and Allen R. Thorpe is independent in accordance with NYSE listing standards and our Corporate Governance Guidelines.

Under the terms of our Stockholders Agreement, our Stockholders Committee, which has the authority to vote approximately 69% of the combined voting power of our capital stock, is required to vote the shares subject to the agreement “FOR” the election of each of Mr. Barger, Mr. Colson and Mr. Ziegler. Under the agreement, we are required to use our best efforts to elect Mr. Barger, Mr. Colson and Mr. Ziegler, which efforts must include soliciting proxies for, and recommending that our stockholders vote in favor of, the election of each. For more information on the Stockholders Agreement and Stockholders Committee see “Relationships and Related Party Transactions—Transactions in Connection with our IPO—Stockholders Agreement”.

In the event any nominee is unable or declines to serve as a director at the time of the 2014 Annual Meeting, the proxies voted in favor of such director’s election will instead be voted for any nominee proposed by the Nominating and Corporate Governance Committee and designated by the Board of Directors to fill the vacancy. Proxies cannot be voted for a greater number of directors than seven nominees.

Name	Biographical Information	Age	Director Since
Matthew R. Barger	Mr. Barger is currently the managing member of MRB Capital, LLC, and he has been a senior advisor at Hellman & Friedman LLC (“Hellman & Friedman” or “H&F”) since 2007. Prior to 2007, he served in a number of roles at H&F, including managing general partner and chairman of the investment committee. Mr. Barger was a member of the advisory committee of Artisan Partners Holdings LP (“Artisan Partners Holdings” or “Holdings”) from January 1995 to the completion of our initial public offering in March 2013. Prior to joining H&F, Mr. Barger was an associate in the Corporate Finance Department of Lehman Brothers Kuhn Loeb. Mr. Barger graduated from Yale University in 1979 and received an M.B.A. from the Stanford Graduate School of Business in 1983. He has been a director of Hall Capital Partners LLC since August 2007. Mr. Barger’s expertise in the investment management industry and his broad experience in public and private directorships, finance, corporate strategy and business development provide valuable insight to our Board.	56	2013

Eric R. Colson	Mr. Colson has been our President and Chief Executive Officer since our organization and currently serves as a member of our Board. Since November 2013, he has also been a director of Artisan Partners Funds, Inc. Mr. Colson has served as Chief Executive Officer of Artisan Partners Holdings since January 2010, and prior to that served as Artisan Partners Holdings’ Chief Operating Officer for investment operations from March 2007 through January 2010. Mr. Colson has been a managing director of Artisan Partners Holdings since he joined the company in January 2005. Before joining Artisan Partners Holdings, Mr. Colson was an executive vice president of Callan Associates, Inc. Mr. Colson holds a B.A. in economics from the University of California-Irvine. Mr. Colson’s leadership experience as our President and Chief Executive Officer, his extensive knowledge of and significant contributions to our company and his expertise in finance, business development and the asset management industry provide the Board with a unique perspective and qualify him to serve on our Board.	45	2011

Name	Biographical Information	Age	Director Since
Tench Coxe	Mr. Coxe has been a managing director of Sutter Hill Ventures since 1989 and joined that firm in 1987 following his tenure with Digital Communications Associates in Atlanta. Prior to that, Mr. Coxe worked with Lehman Brothers in New York City, where he was a corporate finance analyst specializing in mergers and acquisitions as well as debt and equity financing. Mr. Coxe was a member of Artisan Partners Holdings’ advisory committee from January 1995 to the completion of our initial public offering in March 2013. Mr. Coxe holds a B.A. in economics from Dartmouth College and an M.B.A. from Harvard Business School. He currently serves on the boards of directors of Mattersight Corporation and Nvidia Corporation. Mr. Coxe’s wide-ranging leadership experience and his experiences with both public and private directorships enable him to provide additional insight to our Board and its committees.	56	2013

Stephanie G. DiMarco	Ms. DiMarco is currently chairman of the board of Advent Software, Inc. Ms. DiMarco founded Advent in June 1983 and has served as its chief executive officer, chief financial officer and president. She currently serves on the advisory board of the College of Engineering at the University of California Berkeley and the board of directors of Summer Search, a non-profit organization. She is also a member of the Presidio Institute Advisory Committee. She is a former member of the board of trustees of the University of California Berkeley Foundation, a former advisory board member of the Haas School of Business at the University of California Berkeley and a former trustee of the San Francisco Foundation where she chaired the investment committee. Ms. DiMarco holds a B.S. in business administration from the University of California at Berkeley. Ms. DiMarco’s extensive experience in technological developments for the asset management industry and her management experience as a founder, officer and director of Advent provide perspective on the management and operations of a public company. In addition, her extensive financial and accounting experience strengthens our Board through her understanding of accounting principles, financial reporting rules and regulations, and internal controls.	56	2013

Jeffrey A. Joerres	Mr. Joerres is currently chairman and chief executive officer of ManpowerGroup. He has announced his intention to retire as chief executive officer of ManpowerGroup, but will continue to serve on its board. Since joining ManpowerGroup in 1993, he has served as vice president of marketing, senior vice president of European operations and senior vice president of global account management. Prior to joining ManpowerGroup, Mr. Joerres held the position of vice president of sales and marketing for ARI Network Services. He has also held several management positions within IBM. Mr. Joerres currently serves on the boards of Johnson Controls, Inc., the U.S. Council for International Business and the Committee for Economic Development. He is also the chair of the board of directors of the Federal Reserve Bank of Chicago. Mr. Joerres served on the board of Artisan Partners Funds, Inc. from 2001 to 2011. Mr. Joerres holds a bachelor’s degree from Marquette University’s College of Business Administration. Mr. Joerres’s operating and leadership experience as an officer and director of ManpowerGroup and his innovative approach to optimizing human capital provide the Board with insight into the management and operations of a public company.	54	2013

Name	Biographical Information	Age	Director Since
Allen R. Thorpe	Mr. Thorpe has been a managing director of Hellman & Friedman since 2004. Prior to joining that firm in 1999, he was a vice president with Pacific Equity Partners and a manager at Bain & Company. Mr. Thorpe was a member of Artisan Partners Holdings’ advisory committee from July 2006 to the completion of our initial public offering in March 2013. Mr. Thorpe holds a B.A. in public policy from Stanford University and an M.B.A. from Harvard Business School, where he was a Baker Scholar. Mr. Thorpe currently serves on the boards of directors of Emdeon, Inc., Pharmaceutical Product Development, Inc. and Sheridan Holdings, Inc. Mr. Thorpe’s operating and leadership experience as a managing director in a private equity firm and the leadership he has provided to both public and private companies through his involvement with H&F qualifies him to serve on our Board. In addition, his extensive experience in the financial services industry, finance and business development provide valuable insight to the Board.	43	2013

Andrew A. Ziegler	Mr. Ziegler is currently chairman of our Board. Mr. Ziegler was our Executive Chairman until March 2014 when he retired from the company. Mr. Ziegler served on the board of directors of Artisan Partners Funds, Inc. from January 1995 to November 2013. Mr. Ziegler was a managing director and the chief executive officer of Artisan Partners Holdings from its founding in 1994 through January 2010. Immediately prior to founding Artisan Partners Holdings, Mr. Ziegler was president and chief operating officer of Strong Capital Management, Inc. and president of the Strong Capital Management, Inc. group of mutual funds. Mr. Ziegler holds a B.S. from the University of Wisconsin-Madison and a J.D. from the University of Wisconsin Law School. Mr. Ziegler’s operating and leadership experience as our past executive chairman and his extensive knowledge of our business and the investment management industry provide the Board with insight into the company and valuable continuity of leadership.	56	2011

Based on the foregoing qualifications, our Nominating and Corporate Governance Committee believes that the seven director nominees collectively have the skills and experience to oversee and guide our business. Each nominee has the integrity, business judgment, collegiality and commitment that are among the essential characteristics for membership on our Board. They also bring highly developed skills in, among other areas, finance, business operations, corporate strategy and business development. In addition, members of our Board have had a great diversity of experiences and bring to our Board a wide variety of perspectives that strengthen their ability to provide direction to the company. They have had wide-ranging leadership experience and extensive involvement across a broad range of industries and in the asset management and financial services industries in particular.

CORPORATE GOVERNANCE

Independent Directors

The Artisan Partners Asset Management Inc. Corporate Governance Guidelines (the “Governance Guidelines”) provide that a majority of our directors must not have any material relationship with the company and must otherwise be “independent” under NYSE listing standards. Following the election of the nominees to the Board, five of our seven directors holding office will be independent directors. Our Board, upon the recommendation of the Nominating and Corporate Governance Committee, has determined that each of Matthew R. Barger, Tench Coxe, Stephanie G. DiMarco, Jeffrey A. Joerres and Allen R. Thorpe is independent in accordance with NYSE listing standards and our Governance Guidelines, and does not have any relationship that would interfere with exercising independent judgment in carrying out responsibilities as a director.

Meetings of the Board and its Committees

The Board conducts its business through meetings of the full Board and through meetings of its committees. The Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The current members and chairpersons of the committees are:

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Matthew R. Barger	X		Chair
Eric R. Colson
Tench Coxe		X	X
Stephanie G. DiMarco	Chair
Jeffrey A. Joerres	X	Chair
Allen R. Thorpe		X	X
Andrew A. Ziegler

Since our initial public offering in March of 2013, our Board held six meetings, the Audit Committee held six meetings, the Compensation Committee held five meetings and the Nominating and Corporate Governance Committee held two meetings. In addition, our non-management directors met periodically in executive session without management participation, as required by NYSE listing standards. The Board has determined that Mr. Barger will preside over all such executive sessions. As a matter of Board policy, it is expected that all directors should make every effort to attend meetings of the Board and meetings of committees of which they are members. Since our IPO in 2013, each director attended at least 75% of the aggregate number of meetings of the Board and meetings of the committees of which he or she is a member. In addition, we currently expect that a majority of our directors will attend, in person or by telephone, the Annual Meeting this year.

Each year, the Board and each committee, through the Nominating and Corporate Governance Committee, will conduct a self-evaluation to determine whether it is functioning effectively.

Audit Committee

The Audit Committee is comprised solely of directors who meet the independence requirements under NYSE listing standards and the Securities Exchange Act, and who are “financially literate” under NYSE rules. The Board has determined that each member of the Audit Committee has “accounting or related financial management expertise” and qualifies as an “audit committee financial expert”. The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to:

•	the integrity and quality of our financial statements;

•	our compliance with legal and regulatory requirements;

•	the independent auditor’s qualifications, independence and performance; and

•	our internal audit function.

The Audit Committee is governed by a written Audit Committee Charter approved by our Board. The charter is available under the Corporate Governance link on our website at www.apam.com. We will also provide a printed copy of the charter to stockholders upon request.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is comprised solely of directors who meet the NYSE independence requirements. The responsibilities of the Nominating and Corporate Governance Committee include:

•	making recommendations to the Board regarding the selection of candidates for service on the Board and the suitability of proposed nominees as directors;

•	reviewing, at least annually, the corporate governance guidelines applicable to the company and recommending changes to the Board; and

•	overseeing the evaluation of the Board and its committees.

The Nominating and Corporate Governance Committee is governed by a written Nominating and Corporate Governance Committee Charter approved by our Board. The charter is available under the Corporate Governance link on our website at www.apam.com. We will also provide a printed copy of the charter to stockholders upon request.

Compensation Committee

Each member of the Compensation Committee is independent under NYSE listing standards, and a “Non-Employee Director” under the Exchange Act. The Compensation Committee:

•	reviews and approves, or makes recommendations to our Board with respect to, the compensation of our executive officers;

•	oversees, and makes recommendations to our Board with respect to, our cash and equity incentive compensation plans; and

•	makes recommendations to our Board with respect to director compensation.

The Compensation Committee is governed by a written Compensation Committee Charter approved by our Board. The charter is available under the Corporate Governance link on our website at www.apam.com. We will also provide a printed copy of the charter to stockholders upon request.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee has responsibility for establishing and administering compensation programs and practices with respect to our executive officers, including the named executive officers. None of our executive officers serves as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more of its executive officers serving as a member of our Board or our Compensation Committee.

Nomination of Directors

The Governance Guidelines provide that the Nominating and Corporate Governance Committee is responsible for identifying and selecting, or recommending for the Board’s selection, the nominees to stand for election to the Board and for recommending to the Board individuals to fill vacancies occurring between annual meetings of stockholders. The Nominating and Corporate Governance Committee must determine that new nominees for the position of independent director satisfy the independence requirements under NYSE listing standards and, in accordance with the Governance Guidelines, the following criteria:

•	judgment, character, expertise, skills and knowledge useful to the oversight of our business;

•	ability and willingness to commit adequate time to Board and committee matters;

•	the fit of the individual’s skills and personality with those of other directors and potential directors in building a Board that is effective, collegial and responsive to the needs of the company; and

•	diversity of viewpoints, background, experience and other demographics.

The Nominating and Corporate Governance Committee seeks to create a Board that consists of a diverse group of qualified individuals that function effectively as a group. Qualified candidates are those who, in the judgment of the committee, possess strong personal attributes and relevant business experience to assure effective service on our Board. Personal attributes include effective leadership qualities, a high standard of integrity and ethics, professional and sound judgment, strong interpersonal skills, and a collaborative attitude. Experience and qualifications include professional experience with corporate boards, financial acumen, industry knowledge, diversity of viewpoints, and special business experience and expertise in an area relevant to the company. When the committee reviews a potential new candidate, the committee will look specifically at the candidate’s qualifications in light of the needs of our Board and the company at that time given the then current make-up of our Board.

We believe that the company benefits from having directors with a diversity of viewpoints, backgrounds, experiences, skill sets and other demographics. As noted above, one of the factors that the committee will consider in identifying and evaluating a potential nominee is the extent to which the nominee would add to the diversity of our Board.

The Nominating and Corporate Governance Committee periodically assesses the appropriate size of the Board and/or any committee thereof. In the event that vacancies are anticipated or otherwise arise, the committee will seek to identify director candidates based on input provided by a number of sources, including: (i) our directors; (ii) management; and (iii) our stockholders. The committee also has the authority and expects to consult with or retain advisors or search firms to assist in the identification and evaluation of qualified director candidates. In addition to the above considerations, the committee will consider the company’s obligations under the Stockholders Agreement to which the company is a party when identifying, selecting or recommending nominees for the Board. For a discussion of the Stockholders Agreement, see “Relationships and Related Party Transactions—Transactions in Connection with our IPO—Stockholders Agreement”.

Once director candidates have been identified, the Nominating and Corporate Governance Committee will evaluate each candidate in light of his or her qualifications and credentials, and any additional factors that the committee deems necessary or appropriate, including those set forth above. The committee will evaluate whether a prospective candidate is qualified to serve as a director and, if so qualified, will seek the approval of the full Board for the nomination of the candidate or the election of such candidate to fill a vacancy on the Board.

All of the nominees recommended for election at the 2014 Annual Meeting are current members of the Board. Based on the Nominating and Corporate Governance Committee’s evaluation of each nominee’s satisfaction of the qualifications described above and their past performance as directors, the committee has recommended the nominees for re-election and the Board has approved such recommendation. The committee has not received any nominations for new directors from stockholders for the 2014 Annual Meeting.

Board Leadership Structure

The roles of Chairman of the Board and Chief Executive Officer are currently separated and held by two individuals. Our Board understands that there is no single, generally accepted approach to providing board leadership and that given the dynamic and competitive environment in which we operate, the right board leadership structure may vary as circumstances warrant. To this end, our Board has no policy mandating the combination or separation of the roles of Chairman of the Board and Chief Executive Officer. The Board will discuss and consider the matter from time to time as circumstances change and, subject to our amended and restated bylaws, has the flexibility to modify our board structure as it deems appropriate.

We believe our company is and will be well-served by having a flexible leadership structure. Our amended and restated bylaws require that if the Board appoints an Executive Chairman, the Board must appoint the same person as Chairman of the Board. Since the termination of Mr. Ziegler’s employment as Executive Chairman in March 2014, we no longer have a combined Executive Chairman and Chairman of the Board. Mr. Ziegler has remained on the Board, however, in the capacity as Chairman. This leadership structure is appropriate for us at this time as it permits our Chief Executive Officer to focus on management of our day-to-day operations, while allowing our Chairman to lead our Board in its fundamental role of providing advice to and oversight of management.

Board Oversight of Risk Management

Our Board is responsible for overseeing management in the execution of its responsibilities and for assessing our general approach to risk management. In addition, an overall review of risk is inherent in our Board’s consideration of our business, long-term strategies and other matters presented to our Board. Our Board exercises its oversight responsibilities periodically as part of its meetings and also through our three committees, each of which examines various components of enterprise risk as part of their responsibilities. For example, the Audit Committee has primary responsibility for addressing risks relating to financial matters, particularly financial reporting and accounting practices and policies. The Audit Committee has primary responsibility for reviewing and discussing our practices and policies regarding financial risk assessment and management, including any guidelines or policies that govern the process by which we identify, monitor and manage our exposure to risk. The Nominating and Corporate Governance Committee oversees risks associated with the independence of our Board and potential conflicts of interest. The Compensation Committee has primary responsibility for risks and exposures associated with our compensation policies, plans and practices, regarding both executive compensation and the compensation structure generally, including whether it provides appropriate incentives that do not encourage excessive risk taking.

Senior management is responsible for assessing and managing risk, including strategic, operational, regulatory, investment and execution risks, on a day-to-day basis, including the creation of appropriate risk management programs, and reports on risks to the Board and the Audit Committee.

Our Board’s role in risk oversight of the company is consistent with our leadership structure, with the Chief Executive Officer and other members of senior management having responsibility for assessing and managing our risk exposure, and our Board and its committees providing oversight in connection with those efforts. We believe this division of risk management responsibilities provides a consistent, systemic and effective approach for identifying, managing and mitigating risks throughout the company.

Corporate Governance Guidelines

We have adopted Governance Guidelines that guide the Board on matters of corporate governance, including:

•	composition and leadership structure of the Board;

•	selection and retirement of directors;

•	obligations with respect to Board and committee meetings;

•	committees of the Board;

•	specific functions related to management succession, executive compensation, Board compensation and reviewing and approving significant transactions;

•	certain expectations related to, among things, meeting attendance and participation, compliance with our Code of Business Conduct and other directorships;

•	evaluation of Board performance; and

•	Board access to management and independent advisors.

The Governance Guidelines provide that non-management directors meet in executive session without the participation of management periodically. Any non-management directors that are not independent directors may participate in these executive sessions, but the independent directors meet separately at least once annually. The Board has determined that Mr. Barger will preside at all executive sessions of the independent directors.

A copy of the Governance Guidelines is available under the Corporate Governance link on our website at www.apam.com. We will provide a printed copy of the Governance Guidelines to stockholders upon request.

Stockholder Recommendations for Director Candidates

The Nominating and Corporate Governance Committee will consider nominees recommended by stockholders as candidates for election to the Board. A stockholder wishing to nominate a candidate for election to the Board at an annual meeting is required to give written notice to our Corporate Secretary providing the specific information set forth in Section 1.13 of our amended and restated bylaws. The notice must be received not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year; provided, however, that if the annual meeting is not scheduled to be held within a period that commences 30 days before and ends 30 days after such anniversary date, the stockholder notice must be given by the later of the close of business on the date 90 days prior to such annual meeting date or the close of business on the 10th day following the date on which such annual meeting is first publicly announced or disclosed. A copy of the amended and restated bylaws is available under the Corporate Governance link on our website at www.apam.com.

Code of Business Conduct

Our Board has adopted a Code of Business Conduct applicable to all directors, officers and employees of the company to provide a framework for the highest standards of professional conduct and foster a culture of honesty and accountability. The Code of Business Conduct satisfies applicable SEC requirements and NYSE listing standards. The Code of Business Conduct is available under the Corporate Governance link on our website at www.apam.com. We will provide a printed copy of the Code of Business Conduct to stockholders upon request. Any amendments to the code, or any waivers of its requirements, will be disclosed on our website at www.apam.com and as required by applicable law and NYSE listing standards.

Communications with the Board

Shareholders or other interested parties wishing to contact the Board or any individual director may send correspondence to the address provided below.

Corporate Secretary

Artisan Partners Asset Management Inc.

875 E. Wisconsin Avenue

Suite 800

Milwaukee, Wisconsin 53202

Communications are distributed to the Board, or to any individual directors, as deemed appropriate by the Corporate Secretary, depending on the facts and circumstances outlined in the communication.

Annual CEO Certification

Pursuant to Section 303A.12(a) of the NYSE Listed Company Manual, we will submit to the NYSE an annual certification within 30 days of the Annual Meeting. This certification will be our first annual certification since our initial public offering in March of 2013.

COMPENSATION DISCUSSION AND ANALYSIS

This compensation discussion and analysis describes the principles, policies and practices that relate to our 2013 named executive officer compensation program. This discussion should be read in conjunction with the tables and the text under “Executive Compensation” that describe the compensation awarded to, earned by, and paid to the named executive officers. For 2013, our named executive officers were:

Eric R. Colson, President and Chief Executive Officer

Charles J. Daley, Jr., Executive Vice President, Chief Financial Officer and Treasurer

Sarah A. Johnson, Executive Vice President, Chief Legal Officer and Secretary

Dean J. Patenaude, Executive Vice President—Global Distribution

Gregory K. Ramirez, Senior Vice President

Janet D. Olsen, former Executive Vice President, Chief Legal Officer and Secretary.

Ms. Olsen ceased to be our Executive Vice President, Chief Legal Officer and Secretary in October 2013 in connection with her retirement from the company on December 31, 2013.

Executive Summary

2013 Financial and Business Highlights

Financial and business highlights included:

•	Reorganized our capital structure and completed the initial public offering of 12,712,279 shares of our Class A common stock on March 12, 2013 (the “IPO”), along with the public offering of 5,520,000 shares of our Class A common stock completed on November 6, 2013 (the “November 2013 Offering”).

•	Launched our 13th investment strategy, the Global Small-Cap Growth strategy.

•	Recruited a new portfolio manager to start the firm’s first fixed-income strategy.

•	Promoted key decision-makers on our existing investment teams and within our senior management team.

•	Expanded our distribution efforts in Europe; we ended the year with over $1 billion in UCITS assets.

•	Year-end assets under management of $105.5 billion and average assets under management of $89.5 billion for the year.

•	As of year-end, 91% and 98% of our assets under management had outperformed their benchmarks over the trailing 3-year period and since inception, respectively.

•	As of year-end, 94% of our assets under management in eligible funds were rated 3-, 4- or 5-stars by Morningstar.

•	We generated $685.8 million in revenues, representing a 36% increase compared to the year ended December 31, 2012.

2013 Compensation Program

During 2013, we transitioned from a private partnership to a public company and implemented key public company governance functions and policies. Mr. Colson’s 2013 cash bonus reflects the successful completion of our IPO, the series of transactions completed by Artisan Partners Asset Management and Artisan Partners Holdings in order to reorganize their capital structures in preparation for the IPO and the November 2013 Offering, in addition to the company’s other achievements.

The table below shows the elements of compensation that our named executive officers received in 2013 (which varies from the data and reporting conventions required in the Summary Compensation Table). These amounts reflect the completion of our IPO, the capital structure reorganization and the November 2013 Offering; our financial results; and our continued focus on incentive compensation contingent on performance and equity awards designed to align the interests of our named executive officers with our stockholders.

2013 Compensation Levels

Name & Principal Position	Salary	Cash Bonus	Restricted Stock Grant	Total Direct Compensation	Incentive Pay as a % of Total Direct Compensation
Eric R. Colson, Chief Executive Officer	$250,000	$7,000,000	$1,178,100	$8,428,100	83%
Charles J. Daley, Jr., Chief Financial Officer	$250,000	$2,500,000	$549,780	$3,299,780	76%
Dean J. Patenaude, Global Distribution	$250,000	$2,100,000	$497,420	$2,847,420	74%
Sarah A. Johnson, Chief Legal Officer	$250,000	$950,000	$261,800	$1,461,800	65%
Gregory K. Ramirez, Senior Vice President	$250,000	$1,000,000	$261,800	$1,511,800	66%
Janet D. Olsen, Former Chief Legal Officer	$250,000	$2,250,000	$—	$2,500,000	90%

The table above does not include the incremental fair value of certain modifications, described in more detail below, of our named executive officers’ Class B equity awards. Although our transition to a public company was a significant achievement in 2013, it also resulted in our recognizing several non-recurring expenses, including a non-recurring compensation expense of $287.3 million related to the modification of the Class B awards. Under the applicable rules, we are required to reflect the impact of that modification in the Summary Compensation Table, which significantly increases the amount reported under the “Stock Award” and “Total Compensation” columns. We believe that the table above better reflects the Compensation Committee’s compensation decisions, since we do not believe that the amounts related to the modification reflect compensation paid to our named executive officers.

The core elements of our named executive officers’ compensation program are: base salary, a discretionary cash bonus, and equity-based grants. Together, these elements of compensation create a pay package that is designed to: support our business strategy; provide competitive pay opportunities; attract, motivate and retain highly talented, results-oriented individuals; reward the achievement of superior and sustained short and long-term performance; be flexible and responsive to changing market conditions; and align the interests of our executives with our stockholders. Going forward, we will continue to evaluate our compensation program, policies and practices to determine whether they meet our objectives and reflect our transition from a private partnership to a public company.

Our executive compensation program includes the following features that we believe reflect best practices in corporate pay governance:

•	We do not have employment or other agreements that provide termination benefits outside the context of a change in control.

•	Starting with 2013 awards, our equity grants to executive officers include double-trigger change in control provisions.

•	We do not provide “golden parachute” tax gross ups.

•	We do not offer retirement or pension plans other than the same 401(k) plan that is available to all employees.

•	We do not offer excessive perquisites.

•	Our insider trading policy prohibits hedging or pledging by our employees.

•	Our Compensation Committee receives input from an independent compensation consultant.

Compensation and Equity Participation Programs Objectives

We believe that to create long-term value for our stockholders our management team needs to focus on the following business objectives:

•	Achieving profitable and sustainable financial results.

•	Delivering superior investment performance and client service.

•	Attracting and retaining top investment talent whose interests are aligned with our clients and stockholders.

•	Expanding our investment capabilities through thoughtful growth.

•	Continuing to diversify our sources of assets.

Our cash compensation and equity participation programs are designed to (i) support our business strategy, (ii) provide competitive pay opportunities, (iii) attract, motivate and retain highly talented, results-oriented individuals, (iv) reward the achievement of superior and sustained short- and long-term performance, (v) be flexible and responsive to changing market conditions and (vi) align the interests of our executives with our stockholders.

Determination of Compensation

Oversight of Compensation Programs. The aggregate level of our executive compensation, as well as each named executive officer’s equity participation, is reviewed on an annual basis. Prior to our IPO in March 2013, our former general partner (Artisan Investment Corporation) had primary responsibility for all compensation decisions relating to our named executive officers. After our IPO, these decisions were made by our Compensation Committee, which is comprised solely of independent directors and assists our Board in discharging its responsibilities relating to the compensation of our named executive officers. For a discussion of our Compensation Committee’s roles and responsibilities, see “Corporate Governance—Meetings of the Board and its Committees—Compensation Committee” above.

Compensation Benchmarking and Peer Group. We do not set our aggregate compensation spending levels at an amount equal to a particular percentage of revenues or another measure. Similarly, we have not historically identified a specific peer group of companies to benchmark our pay levels and financial performance. Rather, we have considered the individual and aggregate pay levels and financial performance of other asset management companies as inputs to our broader decision-making processes. For example, in determining the size and structure of equity awards made to our named executive officers in 2013, our Compensation Committee considered the size and structure of equity awards granted by certain investment managers to their executives. More generally, in approving the elements and amounts of compensation paid to our named executive officers in 2013, our Compensation Committee considered compensation information with respect to other companies in the asset management industry. Going forward, our Compensation Committee will assess annually whether using competitive benchmarking or a specific peer group is appropriate for our company.

Role of President and Chief Executive Officer, Compensation Committee and Board. Our President and Chief Executive Officer evaluates the performance of, and makes recommendations to our Compensation Committee regarding compensation matters involving, the other named executive officers. Our Compensation Committee retains the ultimate authority to approve, reject or modify those recommendations. The Compensation Committee independently evaluates our President and Chief Executive Officer’s performance and determines our President and Chief Executive Officer’s compensation. Our Board then ratifies those determinations. Our Compensation Committee has the opportunity to meet in executive session at each meeting without management present.

Use of Compensation Consultants. In July 2013, our Compensation Committee retained the services of McLagan, a compensation consultant, to provide advice regarding our executive compensation program and compensation trends in the asset management industry. McLagan must receive preapproval from the chairperson of our Compensation Committee prior to accepting any non-survey-related work from management. Other than compensation surveys and multiclient studies where McLagan provided information, but not advice, McLagan did not provide any services to management in 2013. Our Compensation Committee has assessed the independence of McLagan pursuant to SEC rules and concluded that no conflict of interest exists that prevents McLagan from independently representing the Compensation Committee.

Elements of Our Named Executive Officers’ Compensation and Benefits

In 2013, the elements of our executive compensation program were:

•	base salary;

•	annual discretionary cash bonus;

•	equity-based compensation;

•	retirement benefits; and

•	other benefits and perquisites.

Base Salary

Base salaries are intended to provide our named executive officers with a degree of financial certainty and stability that does not depend on performance and that does not differentiate among the responsibilities, contributions or performance of our executives. Instead, we consider it a baseline compensation level that delivers some current cash income to our executives. As is typical in the asset management industry, our named executive officers’ base salaries represent a relatively small portion of their overall total direct compensation. We believe that the potential for substantial incentive compensation is seen by our named executive officers as the more important component. Further, we believe in a model of managed fixed costs and the potential for substantial upside to productive employees and view this compensation structure as promoting our business objectives. Each of our named executive officers received an annual base salary of $250,000 in 2013. The $250,000 annual base salary for executive officers has remained unchanged over the last decade. We will continue to annually review the base salaries of our named executive officers.

Annual Discretionary Cash Bonus

Cash incentive compensation is the most significant part of our named executive officers’ total direct compensation. Annual cash incentive compensation is determined towards the end of each year and is based on the Compensation Committee’s assessment of individual and company-wide performance measured over short- and long-term periods. We do not use predetermined incentive formulas to evaluate performance or determine pay.

In its July and October meetings, our Compensation Committee reviewed our compensation philosophy and historic compensation practices and discussed named executive officer performance goals and compensation criteria for 2013 in preparation for its December meeting. In December, our Compensation Committee reviewed the performance of our named executive officers and determined annual cash incentive compensation awards for 2013 based on the Compensation Committee’s assessment of our strong business and financial results and the execution of strategic priorities, without assigning a particular weight to any individual factor.

Although we did not use specific targets or formulaic methods, in shaping its decisions with respect to all of the named executive officers, the Compensation Committee considered the following key 2013 achievements:

•	the successful completion of our IPO and the related reorganization and the execution and implementation of public company processes;

•	the successful completion of the November 2013 Offering;

•	our development of future assets under management capacity;

•	our strong investment performance and net organic growth;

•	our expanded revenue;

•	our increase in adjusted operating income;

•	our above average adjusted operating margin;

•	the expansion of our distribution outside of the United States; and

•	our success in retaining, motivating and attracting talented employees.

In addition, the Compensation Committee also recognized the achievement of the following: further developing the company’s executive management team; thoughtfully enhancing our assets under management capacity by launching a new strategy with a current investment team and recruiting new investment talent; and maintaining and enhancing relationships and communication with clients, employees, investors and potential new investment talent.

Based on the achievements described above, the Compensation Committee determined to pay 2013 cash incentive awards as follows: $7.0 million for Mr. Colson; $2.5 million for Mr. Daley; $0.95 million for Ms. Johnson; $2.1 million for Mr. Patenaude; and $1.0 million for Mr. Ramirez. As described in more detail below under “Executive Compensation—Employment Agreements”, Ms. Olsen

was paid a cash bonus of $2.25 million pursuant to an employment letter agreement with us that provided for a retention bonus of $500,000 upon the closing of our IPO in March 2013 and a minimum annual bonus payment for 2013 of $1.75 million, so long as she remained employed through December 31, 2013.

Equity-Based Compensation

As discussed above, we strongly believe that equity participation causes employees to think and act like owners. We also believe that broad equity ownership creates incentives that help our business grow and increase in value, creating value for all owners that outweighs the dilutive effect of the equity grants themselves.

In July 2013, pursuant to the Artisan Partners Asset Management Inc. 2013 Omnibus Incentive Compensation Plan, or the Omnibus Plan, we granted equity awards, consisting entirely of restricted shares of our Class A common stock, to certain employees to reward their value creation and to further align their interests with those of our stockholders. Our Compensation Committee recommended, and our Board subsequently approved, those equity grants, including to our named executive officers as follows: 22,500 shares for Mr. Colson; 10,500 shares for Mr. Daley; 5,000 shares for Ms. Johnson; 9,500 shares for Mr. Patenaude; and 5,000 shares for Mr. Ramirez. The awards are scheduled to vest 20% on August 1 of each of the following five years, beginning August 1, 2014, so long as the recipient continues to be employed by us through the vesting dates. These shares are subject to hedging and pledging restrictions under our insider trading policy.

We intend to continue to grant annual equity-based awards to our executive officers under the Omnibus Plan, which provides for a wide variety of equity awards, including stock options, shares of restricted stock, restricted stock units, stock appreciation rights, other stock-based awards based on our common stock, and common units of Artisan Partners Holdings. The size and structure of the equity awards granted for 2013 may not be indicative of future awards. Future equity awards may be granted in a mix of restricted shares and options and subject to both time- and performance-based vesting. In addition, because each of our named executive officers holds Class B common units of Artisan Partners Holdings, a substantial portion of their economic return continues to be obtained through equity ownership in Artisan Partners Holdings.

Retirement Benefits

We believe that providing a cost-effective retirement benefit for the company’s employees is an important recruitment and retention tool. Accordingly, the company maintains, and each of the named executive officers participates in, a contributory defined contribution retirement plan for all U.S.-based employees, and matches 100% of each employee’s contributions (other than catch-up contributions by employees age 50 and older) up to the 2013 limit of $17,500. We also maintain retirement plans or make retirement plan contributions for our employees based outside the U.S.

Other Benefits and Perquisites

Our named executive officers participate in the employee health and welfare benefit programs we maintain, including medical, group life and long-term disability insurance, and health-care flexible spending, on the same basis as all U.S. employees, subject to satisfying any eligibility requirements and applicable law. We also generally provide employer-paid parking or transit assistance and one daily meal or a meal stipend; our named executive officers enjoy those benefits on the same terms as all of our employees. The perquisites provided to our named executive officers in 2013 are described below under “Executive Compensation—Summary Compensation Table”.

Equity Award Modifications

While our transition from a private partnership to a publicly-traded company represented the achievement of a key priority in 2013, it also resulted in our recognizing several non-recurring expenses, including a non-recurring compensation expense of $287.3 million related to the modification of the Class B equity awards we have made to our employee-partners, including each of our named executive officers. The impact of that modification is reflected below under “Executive Compensation—Summary Compensation Table”, increasing considerably the “Stock Award” and “Total Compensation” reflected for each of our named executive officers in 2013. For instance, the modification increased Mr. Colson’s 2013 total compensation as reflected in the table by $13.9 million.

Prior to the IPO reorganization, the vested Class B limited partnership interests held by employee-partners, including our named executive officers, were redeemable by us for cash upon termination of employment. The redemption value was based on the fair market value of the company by reference to the value of asset management firms with publicly-traded equity securities and included a premium in the case of employment terminated by reason of death, disability or retirement. Unless we had accepted an employee-partner’s retirement notification, the premium was not included in calculating the redemption value of the individual Class B awards. As part of the IPO reorganization, the Class B grant agreements were amended to eliminate the cash redemption feature. Now, upon termination of employment, the Class B common units held by employee-partners, including the named executive officers, are automatically exchanged for Class E common units, which will be exchangeable for shares of our Class A common stock. If an employee-partner’s employment terminates for any reason other than death, disability or retirement (which, for named executive officers, requires a minimum of ten years of service and three years’ prior written notice of retirement), he or she may not sell any of the Class A common stock issuable upon exchange of Class E common units for three years from the date of termination, and then the former employee-partner may only sell one-quarter of the shares in each one-year period beginning on the third anniversary of termination. As described above, the elimination of the redemption feature required us to recognize a non-recurring compensation expense of $287.3 million. For the expense associated with each named executive officer, applicable rules require that we include the incremental fair value resulting from the modification to the Class B awards in the “Stock Awards” and “Total Compensation” columns, although we do not believe the amounts related to the modification represent compensation paid to our named executive officers. The modification applied consistently to all of our employees who were partners of our firm at the time of our IPO, and it applied to equity awards that were made over a number of years prior to 2013. For instance, for Mr. Colson, the awards that were modified were made in 2006, 2008, 2009, 2010, 2011 and 2012.

We previously modified the Class B awards in 2012. Prior to July 2012, each employee-partner had a separate percentage interest in the firm’s profits and in the firm’s capital. In July 2012, those separate interests were “unitized” into a single number of partnership units. In determining the number of units each partner would receive, relatively greater weight was assigned to partners’ percentage interests in profits. Each of the named executive officers (other than Ms. Olsen) had relatively greater profits interests than capital interests. Applicable rules require that we include the incremental fair value resulting from this “unitization” in the “Stock Awards” and “Total Compensation” columns in the Summary Compensation Table below. For instance, the unitization increased Mr. Colson’s 2012 total compensation reflected in the table by $2.8 million. As with the pre-IPO modification discussed above, we do not believe the unitization represented compensation paid to any of our named executive officers. The unitization applied consistently to all of our employees who were partners of our firm at the time, and it also applied to equity awards that were made over a number of years.

Neither of the award modifications described above, which we refer to as the “Modifications”, is expected to recur.

Tax and Accounting Considerations

When it reviews compensation matters, our Compensation Committee considers the anticipated tax and accounting treatment of various payments and benefits to the company and, when relevant, to its executives, although these considerations are not dispositive. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to a publicly-traded corporation that pays compensation in excess of $1 million to any of its named executive officers (other than the chief financial officer) in any taxable year, unless the compensation plan and awards meet certain requirements. Section 162(m) did not apply to our compensation prior to our IPO in March 2013. Under the transition rules, in general, compensation paid under a plan that existed while we were private is exempt from the $1 million deduction limit until the earliest to occur of: (i) the expiration of the plan; (ii) the material modification of the plan; (iii) the issuance of all available shares and other compensation that has been allocated under the plan; and (iv) the first meeting of stockholders at which directors are to be elected that occurs after the close of the third calendar year following the calendar year in which our IPO occurred (i.e., the first meeting of stockholders after December 31, 2016). To the extent Section 162(m) is now applicable to us, we are relying on this exemption. Notwithstanding the foregoing, we reserve the right to pay amounts that are not deductible under Section 162(m) during any period when Section 162(m) is applicable to us.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis with management, and based upon such review and discussion, has recommended to the Board that the Compensation Discussion and Analysis be included in Artisan Partners Asset Management’s proxy statement for the 2014 Annual Meeting of Stockholders.

Compensation Committee:

Jeffrey A. Joerres, Chairperson

Tench Coxe

Allen R. Thorpe

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

EXECUTIVE COMPENSATION

The following table provides information regarding the compensation earned during the years ended December 31, 2011, 2012 and 2013 by each of our named executive officers. All dollar amounts are in U.S. dollars.

Summary Compensation Table(1)

Name & Principal Position	Year	Salary	Bonus(2)	Stock Awards(3)	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation(4)	Total
Eric R. Colson,	2013	$250,000	$7,000,000	$15,041,777	—	—	—	$143,309	$22,435,086
Chief Executive Officer	2012	250,000	4,500,000	3,635,380	—	—	—	102,030	8,487,410
	2011	250,000	3,000,000	840,279	—	—	—	77,342	4,167,621

Charles J. Daley, Jr.,	2013	250,000	2,500,000	3,359,437	—	—	—	74,190	6,183,627
Chief Financial Officer	2012	250,000	1,500,000	1,714,944	—	—	—	56,716	3,521,660
	2011	250,000	1,120,000	—	—	—	—	59,192	1,429,192

Dean J. Patenaude,	2013	250,000	2,100,000	3,221,159	—	—	—	70,832	5,641,991
Global Distribution	2012	250,000	1,900,000	1,187,032	—	—	—	65,097	3,402,129
	2011	250,000	1,785,000	—	—	—	—	60,289	2,095,289

Sarah A. Johnson,	2013	250,000	950,000	1,678,751	—	—	—	53,393	2,932,144
Chief Legal Officer(5)						—

Gregory K. Ramirez,	2013	250,000	1,000,000	1,671,154	—	—	—	54,162	2,975,316
Senior Vice President(5)

Janet D. Olsen,	2013	250,000	2,250,000	—	—	—	—	73,492	2,573,492
Former Chief	2012	250,000	1,750,000	—	—	—	—	63,068	2,063,068
Legal Officer(6)	2011	250,000	1,240,000	—	—	—	—	52,237	1,542,237

(1)	Applicable rules require that we include the incremental fair value resulting from the modifications to our Class B limited partnership interests and Class B common units (as described above in “Compensation Discussion and Analysis—Equity Award Modifications”) in the “Stock Awards” column. In evaluating our compensation program, we believe that these amounts should be excluded, because we do not believe the amounts represent compensation paid to our named executive officers. The table below shows total compensation excluding these amounts.

Name & Principal Position	Year	Salary	Bonus	Stock Awards	All Other Compensation	Total
Eric R. Colson	2013	$250,000	$7,000,000	$1,178,100	$143,309	$8,571,409
	2012	250,000	4,500,000	790,540	102,030	5,642,570
	2011	250,000	3,000,000	840,279	77,342	4,167,621

Charles J. Daley, Jr.	2013	250,000	2,500,000	549,780	74,190	3,373,970
	2012	250,000	1,500,000	1,019,368	56,716	2,826,084
	2011	250,000	1,120,000	—	59,192	1,429,192

Dean J. Patenaude	2013	250,000	2,100,000	497,420	70,832	2,918,252
	2012	250,000	1,900,000	1,073,515	65,097	3,288,612
	2011	250,000	1,785,000	—	60,289	2,095,289

Sarah A. Johnson	2013	250,000	950,000	261,800	53,393	1,515,193

Gregory K. Ramirez	2013	250,000	1,000,000	261,800	54,162	1,565,962

Janet D. Olsen	2013	250,000	2,250,000	—	73,492	2,573,492
	2012	250,000	1,750,000	—	63,068	2,063,068
	2011	250,000	1,240,000	—	52,237	1,542,237

(2)	Amounts in this column represent the annual discretionary cash bonus compensation earned by our named executive officers for 2013, 2012 and 2011, as applicable. For Messrs. Colson, Daley, Patenaude, Ramirez and Ms. Johnson, these amounts were paid in December 2013, 2012 and 2011, respectively. Ms. Olsen received $112,500 at the end of each of the first three quarters of 2013, 2012 and 2011, $500,000 in March 2013, and the remaining amounts reported in this column in December 2013, 2012 and 2011, respectively.
(3)	For 2013, amounts in this column represent the grant date fair value of restricted shares of our Class A common stock granted in July 2013 as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718, “Stock Compensation”. The shares are scheduled to vest 20% on each of August 1, 2014, August 1, 2015, August 1, 2016, August 1, 2017 and August 1, 2018, so long as the named executive officer continues to be employed by us through such dates. For 2012 and 2011, amounts in this column represent the grant date fair value, as computed in accordance with FASB ASC Topic 718, of limited partnership interests in Artisan Partners Holdings (which interests were reclassified as Class B common units in July 2012). These Class B common units vest in installments over a five-year period, provided that the holder remains employed by us through the vesting dates. We did not previously report the grant date fair value of the limited partnership interests under stock awards. Rather, we reported distributions to the named executive officers in respect of these interests or Class B common units, as applicable, in the “Non-Equity Incentive Plan Compensation” column. We believe it is more appropriate to report these in the “Stock Awards” column based on the grant date fair value. The amounts in this column also include the impact of the Modifications described above in “Compensation Discussion and Analysis—Equity Award Modifications”. These amounts were calculated as the incremental fair value of the Modification in accordance with FASB ASC Topic 718 and were as follows: $13,863,677 and $2,844,840 in 2013 and 2012, respectively, for Mr. Colson; $2,809,657 and $695,576 in 2013 and 2012, respectively, for Mr. Daley; $2,723,739 and $113,517 in 2013 and 2012, respectively, for Mr. Patenaude; $1,416,951 in 2013 for Ms. Johnson; and $1,409,354 in 2013 for Mr. Ramirez. The table in footnote 1 shows the “Stock Awards” and “Total” column without these Modifications.

Distributions on account of Class B common units or limited partnership interests were as follows: $5,421,199, $2,064,101 and $2,282,248 in 2013, 2012 and 2011, respectively, for Mr. Colson; $971,923, $294,252 and $208,877 in 2013, 2012 and 2011, respectively, for Mr. Daley; $927,681, $246,816 and $264,096 in 2013, 2012 and 2011, respectively, for Mr. Patenaude; $551,500 in 2013 for Ms. Johnson; $496,065 in 2013 for Mr. Ramirez; and $1,279,061, $556,505 and $645,273 in 2013, 2012 and 2011, respectively, for Ms. Olsen. Our named executive officers were allocated profits (which may not necessarily be distributed) of $5.4 million, $6.1 million and $5.3 million for 2013, 2012 and 2011, respectively. Profit allocations were determined based on net income of Artisan Partners Holdings before equity-based compensation charges. We also received compensation benefits or incurred compensation charges for financial accounting purposes for the changes in fair value of the Class B liability awards held by each of our named executive officers. These amounts totaled an $18.5 million charge, a $15.4 million charge and a $0.2 million benefit for 2013, 2012 and 2011 in the aggregate, respectively.

(4)

Amounts in this column represent the aggregate dollar amount of all other compensation received by our named executive officers. Under SEC rules, we are required to identify by type all perquisites and other personal benefits for a named executive officer if the total value for that individual equals or exceeds $10,000, and to report and quantify each perquisite or personal benefit that exceeds the greater of $25,000 or 10% of the total amount for that individual. In 2013, 2012 and 2011, we provided to our named executive officers perquisites consisting of employer-paid parking or transit assistance and daily meals; however, none of the named executive officers received perquisites with a total value of $10,000 or more. In 2013, 2012 and 2011, we contributed $5,000 to each of our named executive officers’ accounts under our health savings benefit plan. We paid insurance premiums for life insurance benefiting our named executive officers in 2013, 2012 and 2011 totaling $216 each year for each of our named executive officers. We made company matching contributions to our named executive officers’ contributory defined contribution plan accounts equal to 100% of their pre-tax contributions (excluding catch-up contributions for named executive officers age 50 and older), up to the limitations imposed under applicable tax rules, which contributions in each of 2013, 2012 and 2011 totaled $17,500, $17,000 and $16,500 for each named executive officer, respectively. We reimbursed each of our named executive officers for increased self-employment payroll tax expense as follows: $121,071, $79,855 and $55,626 in 2013, 2012 and 2011, respectively, for Mr. Colson; $51,474, $34,500 and $37,476 in 2013, 2012 and 2011, respectively, for Mr. Daley; $48,116, $42,881 and $38,573 in 2013, 2012 and 2011, respectively, for Mr. Patenaude; $30,677 in 2013 for Ms. Johnson; $31,446 in 2013 for Mr. Ramirez; and $50,776, $40,852 and $30,521 in 2013, 2012 and 2011, respectively, for Ms. Olsen.
(5)	Because Ms. Johnson and Mr. Ramirez were only named executive officers for 2013, no disclosure is included for them for 2012 and 2011.
(6)	In connection with her retirement at the end of 2013, Ms. Olsen ceased to be our Chief Legal Officer in October 2013.

Grants of Plan-Based Awards During 2013

The following table provides information regarding plan-based awards granted to each of our named executive officers in the year ended December 31, 2013.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	Grant Date Fair Value of Stock Awards ($)(2)
Eric R. Colson	7/17/2013	22,500	$1,178,100
Charles J. Daley, Jr.	7/17/2013	10,500	549,780
Dean J. Patenaude	7/17/2013	9,500	497,420
Sarah A. Johnson	7/17/2013	5,000	261,800
Gregory K. Ramirez	7/17/2013	5,000	261,800
Janet D. Olsen	7/17/2013	—	—

(1)	Represents the number of restricted shares of our Class A common stock granted in July 2013. The shares are scheduled to vest 20% on each of August 1, 2014, August 1, 2015, August 1, 2016, August 1, 2017 and August 1, 2018 so long as the named executive officer continues to be employed by us through such dates.
(2)	Represents the grant date fair value as computed in accordance with FASB ASC Topic 718.

Outstanding Equity-Based Compensation Awards at December 31, 2013

The following table provides information about the outstanding equity-based awards held by each of our named executive officers as of December 31, 2013.

Name	Number of Shares and Units of Stock That Have Not Vested(#)(1)	Market Value of Shares and Units of Stock That Have Not Vested($)(2)
Eric R. Colson(3)	330,273	$21,530,497
Charles J. Daley, Jr	113,768	7,416,536
Dean J. Patenaude(3)	90,541	5,902,368
Sarah A. Johnson(3)	30,609	1,995,401
Gregory K. Ramirez	16,866	1,099,495
Janet D. Olsen(3)	—	—

(1)	Represents the number of restricted shares of Class A common stock and unvested Class B common units as of December 31, 2013:

Name	Restricted Shares of Class A Common Stock	Unvested Class B Common Units
Eric R. Colson	22,500	307,773
Charles J. Daley, Jr.	10,500	103,268
Dean J. Patenaude	9,500	81,041
Sarah A. Johnson	5,000	25,609
Gregory K. Ramirez	5,000	11,866
Janet D. Olsen	—	—

The restricted shares of Class A common stock are scheduled to vest 20% on each of August 1, 2014, August 1, 2015, August 1, 2016, August 1, 2017 and August 1, 2018, in each case, provided that the holder remains employed through the vesting dates. The restricted shares will also vest upon a termination on account of the holder’s death or disability or upon a qualifying termination in connection with a change in control (as defined in the Omnibus Plan). The unvested Class B common units are scheduled to vest in installments over a five-year period, in each case, provided that the holder remains employed through the vesting dates. The units will also vest upon a termination on account of the holder’s death or disability and upon the occurrence of a change in control (as defined in the applicable grant agreement) subject to continued employment through such occurrence. Generally, Class B common units became exchangeable for shares of our Class A common stock on a one-for-one basis beginning on March 12, 2014. However, a holder of Class B common units that remains employed by us may only exchange and sell up to 15% of the number of Class B common units held by the employee at the beginning of any one-year period; the first one-year period began on March 12, 2014.

(2)	Restricted shares of Class A common stock were valued based on the closing price of our Class A common stock on the NYSE on December 31, 2013, which was $65.19. Unvested Class B common units were valued based on the closing price of our Class A common stock (for which, generally, Class B common units became exchangeable on March 12, 2014) on the NYSE on December 31, 2013.
(3)	For Class B partnership interests (which were reclassified as Class B common units in July 2012) granted to Mr. Colson, Mr. Patenaude and Ms. Johnson prior to May 1, 2009, vesting was reset in connection with the equity restructuring on May 1, 2009. The amounts shown for each of those executive officers represent, as of December 31, 2013, his or her unvested Class B common units using the reset vesting schedules.

Equity-Based Compensation Awards Exercised and Vested During the Year Ended December 31, 2013

The following table provides information about the value realized by each of our named executive officers during the year ended December 31, 2013, upon the vesting of equity-based awards.

Name	Number of Shares or Units Acquired Upon Vesting(#)(1)	Value Realized on Vesting($)(2)
Eric R. Colson	184,899	$6,527,630
Charles J. Daley, Jr.	37,445	1,947,378
Dean J. Patenaude	36,347	1,597,219
Sarah A. Johnson	18,944	772,107
Gregory K. Ramirez	2,967	149,448
Janet D. Olsen	96,850	5,246,301

(1)	Represents Class B common units that vested during 2013 (including, for Mr. Colson, 68,769 units that vested during 2013 prior to our IPO in March 2013). Generally, Class B common units became exchangeable for shares of our Class A common stock on a one-for-one basis on March 12, 2014. However, a holder of Class B common units that remains employed by us may only exchange and sell up to 15% of the number of Class B common units held by the employee at the beginning of any one-year period; the first one-year period began on March 12, 2014.
(2)	For Class B common units that vested during 2013 prior to our IPO in March, the value of Class B common units was measured at fair value under FASB ASC Topic 718—Stock Compensation, which varies depending on the circumstances of the holder’s termination. With respect to those units, the figures shown in the table are based on the original vesting schedules and assume that the holder’s employment was terminated by retirement. For units that vested after our IPO, the value represents the value of Class B common units based on the closing price of our Class A common stock (for which, generally, Class B common units became exchangeable on March 12, 2014) on the NYSE on the applicable vesting date.

Pension Benefits

We do not sponsor or maintain any defined benefit pension or retirement benefits for the benefit of our employees.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

We do not sponsor or maintain any nonqualified defined contribution or other nonqualified deferred compensation plans for the benefit of our employees.

Employment Agreements

We do not have employment agreements with any of our named executive officers other than Ms. Olsen. Ms. Olsen’s employment letter agreement provided for her continued employment through December 31, 2013. For fiscal year 2013, the letter agreement provided for a base salary of $250,000, a retention bonus of $500,000 which was paid in March 2013 upon the completion of our IPO, and a minimum annual bonus payment of $1.75 million, provided she remained employed through the end of the year.

Upon commencement of employment, each named executive officer received an offer letter outlining the initial terms of employment, including base salary and the potential for cash incentive compensation. None of these terms affected compensation paid to our named executive officers in 2013 and will not affect compensation paid in future years.

Potential Payments Upon Termination or Change in Control

Our named executive officers are all employed on an “at will” basis, which enables us to terminate their employment at any time. Our named executive officers do not have agreements that provide severance benefits. We do not offer or have in place any formal retirement, severance or similar compensation programs providing for additional benefits or payments in connection with a termination of employment, change in job responsibility or change in control (other than our contributory defined contribution plan). Under certain circumstances, a named executive officer may be offered severance benefits to be negotiated at the time of termination.

Equity-based awards granted to our named executive officers through December 31, 2013 are evidenced by an award agreement that sets forth the terms and conditions of the award and the effect of any termination event or a change in control on unvested awards. The effect of a termination event or change in control on outstanding equity awards varies by the type of award. In addition, each of the named executive officers has agreed, pursuant to his or her Class B common unit grant agreement, that he or she will not solicit our customers and employees while employed and for a period of two years following termination of employment. In accordance with the terms of Ms. Olsen’s Class B common unit grant agreement, in connection with her qualifying retirement on December 31, 2013, she vested in 55,335 Class B common units with a total value of $3,607,289 based on the closing price of our Class A common stock on the NYSE on December 31, 2013, which was $65.19 per share. The following table provides the value of equity acceleration that would have been realized for each of the other named executives if he or she had been terminated on December 31, 2013 under the circumstances indicated (including following a change in control).

	Death or Disability	Qualifying Termination in Connection with Change in Control	Accelerating Vesting Upon Change in Control	Retirement
Eric R. Colson
Restricted Stock(1)	$1,466,775	$1,466,775	—	—
Unvested Class B Common Units(2)(3)	20,063,722	—	$20,063,722	$5,460,380
Charles J. Daley, Jr.
Restricted Stock(1)	684,495	684,495	—	—
Unvested Class B Common Units(2)	6,732,041	—	6,732,041	—
Dean J. Patenaude
Restricted Stock(1)	619,305	619,305	—	—
Unvested Class B Common Units(2)(3)	5,283,063	—	5,283,063	—
Sarah A. Johnson
Restricted Stock(1)	325,950	325,950	—	—
Unvested Class B Common Units(2)(3)	1,669,451	—	1,669,451	1,090,042
Gregory K. Ramirez
Restricted Stock(1)	325,950	325,950	—	—
Unvested Class B Common Units(2)	773,545	—	773,545	—

(1)	Represents the value of the accelerated vesting of restricted shares of Class A common stock based on the closing price of our Class A common stock on the NYSE on December 31, 2013, which was $65.19 per share. Any restricted shares will become fully vested upon the holder’s death or disability or upon a qualifying termination in connection with a change in control.
(2)	Represents the value of the accelerated vesting of Class B common units, which was based on the closing price of our Class A common stock on the NYSE on December 31, 2013, for which Class B common units became exchangeable on March 12, 2014. Any unvested Class B common units will become fully vested upon the holder’s death or disability or upon the occurrence of a change in control (subject to continued employment through such occurrence).

(3)	For Class B partnership interests (which were reclassified as Class B common units in July 2012) granted to Mr. Colson, Mr. Patenaude, and Ms. Johnson prior to May 1, 2009, vesting was reset in connection with our equity restructuring on May 1, 2009. Upon a qualifying retirement, the original vesting schedule (which provides for earlier vesting) will apply and, as a result, certain Class B common units which would otherwise have been forfeited will vest as follows, assuming the qualifying retirement occurred on December 31, 2013: 83,761 units for Mr. Colson; and 16,721 units for Ms. Johnson. A qualifying retirement requires three years’ prior written notice, which may be reduced to one year’s prior written notice, and at least ten years of service with the company or its affiliates. As of December 31, 2013, none of Mr. Colson, Mr. Patenaude and Ms. Johnson had given notice of retirement.

Risk Management and Executive Compensation

We have identified two primary risks relating to compensation: the risk that compensation will not be sufficient in amount or appropriately structured to attract and to retain talent, and the risk that compensation may provide unintended incentives. To combat the risk that our compensation might not be sufficient or be inappropriately structured, we strive to use a compensation structure, and set compensation levels, for all employees in a way that we believe promotes retention. We also make equity awards subject to multi-year vesting schedules to provide a long-term component to our compensation program. We believe that both the structure and levels of compensation have aided us in attracting and retaining key personnel. To address the risk that our compensation programs might provide unintended incentives, we have deliberately kept our compensation programs simple and without formulaic incentives. We have not seen any employee behaviors motivated by our compensation policies and practices that create increased risks for our stockholders.

Based on the foregoing, we do not believe that our compensation policies and practices motivate imprudent risk taking. Consequently, we are satisfied that any potential risks arising from our employee compensation policies and practices are not reasonably likely to have a material adverse effect on the company. Our Compensation Committee will monitor the effects of its compensation decisions to determine whether risks are being appropriately managed.

DIRECTOR COMPENSATION

The following table provides information concerning the compensation of each non-employee director who served in fiscal year 2013.

Name(1)	Fees Earned or Paid in Cash(2)	Stock Awards(3)	Total(4)
Matthew R. Barger	$85,833	$100,020	$185,853
Tench Coxe	45,833	100,020	145,853
Stephanie G. DiMarco	95,833	100,020	195,853
Jeffrey A. Joerres	85,833	100,020	185,853
Allen R. Thorpe	45,833	100,020	145,853

(1)	Mr. Ziegler and Mr. Colson did not receive any compensation for their services as directors in 2013. For information about compensation paid to Mr. Colson, see “Compensation Discussion and Analysis” above. Mr. Ziegler was party to an employment agreement with us that provided for an employment term that ended on March 12, 2014. Pursuant to the agreement, Mr. Ziegler received an annual base salary equal to $250,000 and annual incentive compensation as determined by our Board or the Compensation Committee. Mr. Ziegler did not receive any incentive compensation in 2013.
(2)	Our non-employee directors receive an annual cash retainer of $50,000. We also compensate the chairperson of our Audit Committee with an additional annual cash retainer of $50,000, and we compensate the chairpersons of each of the Compensation Committee and the Nominating and Corporate Governance Committee with an additional annual cash retainer of $40,000.
(3)	Reflects restricted stock units granted under the Artisan Partners Asset Management Inc. 2013 Non-Employee Director Compensation Plan. These amounts reflect the grant date fair value of the awards as computed in accordance with FASB ASC Topic 718. The shares of Class A common stock underlying the units will be delivered on the earlier to occur of (i) a change in control of APAM and (ii) the termination of the director’s service as a director.
(4)	In addition, all directors are reimbursed for reasonable out-of-pocket expenses incurred by them in connection with attending Board, committee and stockholder meetings, including those for travel, meals and lodging. These reimbursements are not reflected in the table above.

RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions in Connection with our IPO

In March 2013, in preparation for the initial public offering (“IPO”) of Artisan Partners Asset Management, we entered into the agreements described below with the limited partners of Artisan Partners Holdings, including the following persons and entities:

•	Each of our currently-serving named executive officers, all of whom, as of March 31, 2014, own Class B common units of Artisan Partners Holdings.

•	Artisan Investment Corporation (“AIC”), an entity controlled by Andrew A. Ziegler, the Chairman of our Board, and Carlene M. Ziegler. As of March 31, 2014, AIC owns all of the Class D common units of Artisan Partners Holdings.

•	Private equity funds (the “H&F holders”) controlled by Hellman & Friedman LLC (“H&F”). Two of our directors are associated with H&F: Mr. Thorpe as a managing director, and Mr. Barger as a senior advisor. As of March 31, 2014, the H&F holders own all of the preferred units of Artisan Partners Holdings and all of the shares of our convertible preferred stock.

•	Mr. Barger, who, as of March 31, 2014, holds Class A common units of Artisan Partners Holdings.

•	Sutter Hill Ventures, of which one of our directors, Mr. Coxe, is a managing director of the general partner, and two trusts of which Mr. Coxe is a co-trustee. As of March 31, 2014, these entities own Class A common units of Artisan Partners Holdings.

•	Several of our employees, or entities controlled by an employee, who, as of March 31, 2014, own greater than 5% of our outstanding Class B common stock. These employees, like all employees who own partnership units, own Class B common units of Artisan Partners Holdings.

The rights of each of the persons and entities listed above under the agreements discussed below are the same as the rights of each other holder of the same class of partnership units. So, for instance, the rights of each of our currently-serving named executive officers, as a holder of Class B common units, under the exchange, registration rights, partnership and tax receivable agreements described below are the same as the rights of each other holder of Class B common units. The descriptions of the transactions and agreements below, including the rights and ownership interests of the persons and entities listed above, are as of March 31, 2014, unless otherwise indicated.

In addition to the agreements discussed below, we reimbursed the pre-IPO partners for an aggregate of $2.0 million in reasonable legal and accounting fees and expenses incurred in connection with the IPO and related reorganization. Of that total amount, the H&F holders were reimbursed for approximately $1.9 million in expenses.

As discussed further below, in November 2013, we completed an offering of Class A common stock the net proceeds of which we used to purchase preferred units and shares of convertible preferred stock from the H&F holders (the “November 2013 Offering”), and in March 2014 we completed an offering of Class A common stock the net proceeds of which we used to purchase common units, preferred units and shares of convertible preferred stock from limited partners of Artisan Partners Holdings who elected to sell (the “2014 Follow-On Offering”).

Exchange Agreement

Under this agreement, subject to certain restrictions (including those intended to ensure that Artisan Partners Holdings is not treated as a “publicly traded partnership” for U.S. federal income tax purposes), holders of partnership units have the right to exchange common units (together with an equal number of shares of our Class B common stock or Class C common stock, as applicable) for shares of our Class A common stock on a one-for-one basis and to exchange preferred units (together with an equal number of shares of Class C common stock) either for shares of our convertible preferred stock on a one-for-one basis or, under certain circumstances, for shares of our Class A common stock on a less than one-for-one basis. A partnership unit cannot be exchanged for a share of our Class A common stock or convertible preferred stock without a share of our Class B common stock or Class C common stock, as applicable, being delivered together at the time of exchange for cancellation.

Holders of partnership units are permitted to exchange units in a number of circumstances that are generally based on, but in several respects are not identical to, the “safe harbors” contained in the U.S. Treasury Regulations dealing with publicly traded partnerships. In accordance with the terms of the exchange agreement, partnership units are exchangeable: (i) in connection with the first underwritten offering in any calendar year pursuant to the registration rights agreement (including the 2014 Follow-On Offering, which we completed in March 2014); (ii) on a specified date each fiscal quarter; (iii) in connection with the holder’s death, disability or mental incompetence; (iv) as part of one or more exchanges by the holder and any related persons during any 30-calendar day period representing in the aggregate more than 2% of all outstanding partnership units (generally disregarding interests held by us); (v) if the exchange is of all of the partnership units held by the H&F holders or AIC in a single transaction; (vi) in connection with a tender offer, share exchange offer, issuer bid, take-over bid, recapitalization or similar transaction with respect to our Class A common stock that is effected with the consent of our Board or in connection with certain mergers, consolidations or other business combinations; or (vii) if we permit the exchanges after determining that Artisan Partners Holdings would not be treated as a “publicly traded partnership” under Section 7704 of the Internal Revenue Code as a result. Our Board may waive restrictions on exchange in the exchange agreement.

As the holders of limited partnership units exchange their units for Class A common stock, we will receive a number of general partnership units, or GP units, of Artisan Partners Holdings equal to the number of shares of our Class A common stock that they receive, and an equal number of partnership units will be cancelled. We will retain any preferred units exchanged for shares of convertible preferred stock until the subsequent conversion of such shares into shares of our Class A common stock. Upon conversion of shares of convertible preferred stock, we will exchange a number of preferred units we hold for GP units equal to the number of shares of our Class A common stock issued upon conversion.

Resale and Registration Rights Agreement

Under this agreement, we have provided the holders of partnership units and shares of convertible preferred stock with certain registration rights. We have also established certain restrictions on the timing and manner of resales of Class A common stock received upon exchange of partnership units or conversion of shares of convertible preferred stock. In general, our Board may waive the restrictions on resale described below.

We were required to file, and use our reasonable best efforts to cause the SEC to declare effective, two registration statements: (i) an exchange shelf registration statement registering all shares of our Class A common stock and convertible preferred stock to be issued upon exchange of partnership units, and (ii) a shelf registration statement registering secondary sales of Class A common stock issuable upon exchange of units or conversion of convertible preferred stock by AIC and the H&F holders, as applicable.

AIC was permitted to sell up to, and sold, 15% of its common units, or 1,444,146 common units, in connection with the 2014 Follow-On Offering discussed below. As of March 31, 2014, AIC owned 8,183,498 Class D common units. There is no limit on the number of shares of our Class A common stock AIC may sell after June 1, 2014. AIC has the right to use the resale shelf registration statement to sell shares of Class A common stock, including the right to an unrestricted number of brokered transactions and, subject to certain limitations and qualifications, marketed and unmarketed underwritten shelf takedowns.

The H&F holders were permitted to sell preferred units and shares of convertible preferred stock in connection with the November 2013 Offering and 2014 Follow-On Offering, each as described below. In the November 2013 Offering, they sold 4,152,665 preferred units and 1,367,335 shares of convertible preferred stock. In the 2014 Follow-On Offering, they sold 2,256,883 preferred units and 743,117 shares of convertible preferred stock. As of March 31, 2014, the H&F holders owned 1,381,887 preferred units and 455,011 shares of convertible preferred stock. There is no limit on the number of shares of our Class A common stock the H&F holders may sell after June 1, 2014. The H&F holders have the right to use the resale shelf registration statement to sell shares of Class A common stock, including the right to an unrestricted number of brokered transactions and, subject to certain limitations and qualifications, marketed and unmarketed underwritten shelf takedowns. Additionally, the H&F holders have the right to distribute preferred units, shares of convertible preferred stock or shares of Class A common stock to their partners or stockholders, as applicable. The transferees in any such distribution will not be subject to contractual resale restrictions and will not have any rights under the registration rights agreement.

The holders of Class A common units sold an aggregate of 850,969 common units in connection with the 2014 Follow-On Offering as described further below. We also used a portion of the net proceeds of our IPO to purchase an aggregate of 2,720,823 common units from certain of the holders of Class A common units at a price per unit equal to $28.05. As of March 31, 2014, the holders of Class A common units owned an aggregate of 10,172,595 Class A common units. There is no limit on the number of shares of our Class A common stock the holders of Class A common units may sell after June 1, 2014. Additionally, at the same time, certain holders of Class A common units may distribute their Class A common units or Class A common stock received in exchange for Class A common units to their partners or members, respectively. The transferees in any such distribution will not be subject to contractual resale restrictions and will not have any rights under the registration rights agreement.

Our employee-partners, who hold Class B common units, sold an aggregate of 3,705,453 partnership units in connection with the 2014 Follow-On Offering as described further below. As of March 31, 2014, the employee-partners owned an aggregate of 21,566,436 Class B common units. In each 12-month period, the first of which began on March 12, 2014, each employee-partner is permitted to sell (i) a number of vested shares of our Class A common stock representing up to 15% of the aggregate number of common units and shares of Class A common stock received upon exchange of common units (in each case, whether vested or unvested) he or she held as of the first day of that period (as well as the number of shares such holder could have sold in any previous period or periods but did not sell in such period or periods) or, (ii) if greater, vested shares of our Class A common stock having a market value as of the time of sale of up to $250,000. The units each employee-partner sold in connection with the 2014 Follow-On Offering are included when calculating the maximum number of shares each employee-partner is permitted to sell in the first one-year period.

Our former employee-partners, who hold Class E common units, including Ms. Olsen, our former Chief Legal Officer, sold an aggregate of 283,769 partnership units in connection with the 2014 Follow-On Offering. As of March 31, 2014, former employee-partners owned an aggregate of 632,807 Class E common units.

Following the termination of an employee-partner’s employment, the former employee-partner’s vested Class B common units are automatically exchanged for Class E common units, the former employee-partner’s shares of Class B common stock are cancelled and we issue the former employee-partner a number of shares of Class C common stock equal to the former employee-partner’s number of Class E common units. The former employee-partner’s Class E common units are exchangeable for Class A common stock subject to the same restrictions and limitations on exchange applicable to the other limited partners.

If the employee-partner’s employment was terminated as a result of retirement, death or disability, the employee-partner or his or her estate may (i) as of and after the time of termination of employment, sell (A) a number of shares of our Class A common stock up to one-half of the employee-partner’s aggregate number of vested common units and shares of Class A common stock received upon exchange of common units held as of the date of termination of employment or, (B) if greater, vested shares of our Class A common stock having a market value as of the time of sale of up to $250,000, and (ii) as of and after the first anniversary of the termination, the person’s remaining shares of our Class A common stock received upon exchange of common units. Retirement, for these purposes, requires that the employee-partner have provided ten years of service or more at the date of retirement and offered one year’s written notice (or three years’ written notice in the case of employee-partners who are lead portfolio managers or executive officers) of the intention to retire, subject to the partnership’s right, at its discretion, to accept a period of notice that is shorter. The units each former employee-partner sold in connection with the 2014 Follow-On Offering are included when calculating the maximum number of shares each former employee-partner is permitted to sell in the applicable period.

If an employee-partner resigns or is terminated involuntarily, the employee-partner may in each 12-month period following the third, fourth, fifth and sixth anniversary of the termination, sell a number of shares of our Class A common stock up to one-fourth of the employee-partner’s aggregate number of vested common units and shares of Class A common stock received upon exchange of common units held as of the date of termination of his or her employment (as well as the number of shares such employee-partner could have sold in any previous period or periods but did not sell in such period or periods).

We will pay all expenses incident to our performance of any registration or marketing of securities pursuant to the registration rights agreement, including reasonable fees and out-of-pocket costs and expenses of selling stockholders (including reasonable legal fees for AIC and the H&F holders). We have also agreed to indemnify any selling stockholder, solely in their capacity as selling stockholders, against any losses or damages resulting from any untrue statement, or omission, of material fact in any registration statement, prospectus or free writing prospectus pursuant to which they may sell shares of our Class A common stock, except to the extent the liability arose from their misstatement or omission of a material fact, and they have agreed to indemnify us against certain losses caused by their misstatements or omissions of a material fact relating to them to the extent caused by or contained in information furnished in writing by them.

Amended and Restated Limited Partnership Agreement of Artisan Partners Holdings

As a holding company, we conduct all of our business activities through our direct subsidiary, Artisan Partners Holdings, an intermediate holding company, which wholly owns Artisan Partners Limited Partnership, our principal operating subsidiary. The rights and obligations of Artisan Partners Holdings’ partners are currently set forth in the fifth amended and restated limited partnership agreement of Artisan Partners Holdings.

We are the general partner of Artisan Partners Holdings and control its business and affairs and are responsible for the management of its business, subject to the voting rights of the limited partners as described below. No limited partners of Artisan Partners Holdings, in their capacity as such, have any authority or right to control the management of Artisan Partners Holdings or to bind it in connection with any matter.

Artisan Partners Holdings has GP units, common units and preferred units. Net profits and net losses and distributions of profits of Artisan Partners Holdings are allocated and made to partners pro rata in accordance with the number of partnership units they hold (whether or not vested), except in the case of a partial capital event or dissolution of Artisan Partners Holdings, in which case the preferred units are entitled to preferential distributions. Artisan Partners Holdings is obligated to distribute to us and its other partners cash payments for the purposes of funding tax obligations of ours and theirs as partners of Artisan Partners Holdings. In order to make a share of our Class A common stock represent the same percentage economic interest, disregarding corporate-level taxes and payments with respect to the tax receivable agreements, in Artisan Partners Holdings as a common unit of Artisan Partners Holdings, we always hold a number of GP units equal to the number of shares of Class A common stock issued and outstanding.

The first $20.5 million of Artisan Partners Holdings’ profits after our IPO otherwise distributable, in the aggregate, to certain holders of common units and the holders of preferred units was reallocated and distributed to certain holders of Class B common units. These adjustments reflected an agreement reached among the pre-IPO partners regarding which partners would bear, and in what amounts, the burden of cash incentive compensation payments aggregating approximately $56.8 million made to certain of our portfolio managers in connection with our IPO, which payment reduced the amount of accrued profits available for distribution to the pre-IPO partners. These bonus reallocation adjustments did not affect the amount of profits allocated or distributed to the holders of Class A common stock.

As the general partner of Artisan Partners Holdings, we hold all GP units and control the business of Artisan Partners Holdings. Our approval, acting in our capacity as the general partner, along with the approval of holders of a majority of each class of limited partnership units (except the Class E common units and the preferred units), voting as a separate class, will be required to engage in a material corporate transaction; with certain exceptions, redeem or reclassify partnership units or interests in any subsidiary, issue additional partnership units or interests in any subsidiary, or create additional classes of partnership units or interests in any subsidiary; or make any in-kind distributions. If any of the foregoing affects only certain classes of partnership units, only the approval of us and the affected classes would be required. The approval rights of each class of partnership units will terminate when the holders of the respective class of units directly or indirectly cease to own units constituting at least 5% of the outstanding units of Artisan Partners Holdings.

The amended and restated limited partnership agreement may be amended with the consent of the general partner and the holders of a majority of the Class A common units, Class B common units, Class D common units and preferred units, each voting as a separate class, provided that the general partner may, without the consent of any limited partner, make amendments that do not materially and adversely affect any limited partners. To the extent any amendment materially and adversely affects only certain classes of limited partners, only the holders of a majority of the units of the affected classes have the right to approve such amendment.

Artisan Partners Holdings will indemnify AIC, as its former general partner, us, as its current general partner, the former members of its pre-IPO Advisory Committee, the members of our Stockholders Committee and our directors and officers against any losses, damages, costs or expenses (including reasonable attorney’s fees, judgments, fines and amounts paid in settlement) actually incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal or administrative (including any action by or on behalf of Artisan Partners Holdings) arising as a result of the capacities in which they serve or served Artisan Partners Holdings to the maximum extent that any of them could be indemnified if Artisan Partners Holdings were a Delaware corporation and they were directors of such corporation. In addition, Artisan Partners Holdings will pay the costs or expenses (including reasonable attorneys’ fees) incurred by the indemnified parties in advance of a final disposition of such matters so long as the indemnified party undertakes to repay the expenses if the party is adjudicated not to be entitled to indemnification.

Artisan Partners Holdings will also indemnify its officers and employees and officers and employees of its subsidiaries against any losses, damages, costs or expenses (including reasonable attorney’s fees, judgments, fines and amounts paid in settlement) actually incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal or administrative arising as a result of their being an employee of Artisan Partners Holdings (or their serving as an officer or fiduciary of any of Artisan Partners Holdings’ subsidiaries or benefit plans or any entity of which Artisan is sponsor or adviser), provided that no employee will be indemnified or reimbursed for any claim, obligation or liability adjudicated to have arisen out of or been based upon such employee’s intentional misconduct, gross negligence, fraud or knowing violation of law.

Stockholders Agreement

Our employees to whom we have granted equity have entered into a Stockholders Agreement pursuant to which they granted an irrevocable voting proxy with respect to all shares of our common stock they have acquired from us (which shares represent approximately 69% of the combined voting power of our capital stock as of the date of this Proxy Statement) and any shares they may acquire from us in the future to a Stockholders Committee currently consisting of Eric R. Colson (our Chief Executive Officer and President), Charles J. Daley, Jr. (our Executive Vice President, Chief Financial Officer and Treasurer) and Gregory K. Ramirez (our Senior Vice President). Any shares of our common stock that we issue to our employees in the future will be subject to the Stockholders Agreement so long as the agreement has not been terminated. Shares subject to the Stockholders Agreement will be voted in accordance with the majority decision of the three members of the Stockholders Committee.

The members of the Stockholders Committee must be APAM employees and holders of shares subject to the agreement. If a member of the Stockholders Committee ceases to act as a member of the committee, our Chief Executive Officer (if he or she is a holder of shares subject to the Stockholders Agreement and is not already a member of the committee) will become a member of the committee. Otherwise, the two remaining members of the Stockholders Committee will jointly select a third member of the committee. Each member of the stockholders committee is entitled to indemnification from Artisan in his or her capacity as a member of the stockholders committee.

The Stockholders Agreement provides that members of the Stockholders Committee will vote the shares subject to the agreement in support of the following:

•	A director nominee, initially Mr. Thorpe, designated by the H&F holders, so long as they beneficially own at least 5% of our outstanding capital stock. The H&F holders no longer beneficially own at least 5% of our outstanding capital stock, although Mr. Thorpe is nominated for re-election.

•	Matthew R. Barger, or, unless Mr. Barger is removed from the Board for cause, a successor selected by Mr. Barger who holds Class A common units, so long as the holders of the Class A common units beneficially own at least 5% of our outstanding capital stock. As of March 31, 2014, the holders of the Class A common units beneficially own approximately 14% of our outstanding capital stock, and Mr. Barger is nominated for re-election.

•	A director nominee, initially Mr. Ziegler, designated by AIC, so long as AIC beneficially owns at least 5% of our outstanding capital stock. As of March 31, 2014, AIC beneficially owns approximately 11% of our outstanding capital stock, and Mr. Ziegler is nominated for re-election.

•	A director nominee, initially Mr. Colson, designated by the stockholders committee who is an employee-partner. Mr. Colson is nominated for re-election.

Under the terms of the Stockholders Agreement, we are required to use our best efforts to elect the nominees described above, which efforts must include soliciting proxies for, and recommending that our stockholders vote in favor of, the election of each. Other than as provided above, under the terms of the Stockholders Agreement, the Stockholders Committee may in its discretion vote, or abstain from voting, all or any of the shares subject to the agreement on any matter on which holders of shares of our common stock are entitled to vote. The Stockholders Committee is specifically authorized to vote for its members as directors under the terms of the Stockholders Agreement.

At any time after the earlier of (i) the elimination of the Class B common stock’s supervoting rights and (ii) March 12, 2018, parties to the Stockholders Agreement holding at least two-thirds of the shares subject to the agreement may terminate it provided that the Stockholders Committee is no longer obligated to vote in favor of a director nominee who is a Class A common unit holder. Accordingly, for so long as the parties whose shares are subject to the agreement hold at least a majority of the combined voting power of our capital stock, the Stockholders Committee will be able to elect all of the members of our Board (subject to the obligation of the committee to vote in support of the nominees described above) and will thereby control our management and affairs. Because each share of Class B common stock initially entitles its holder to five votes, the Stockholders Committee will control our management and affairs even though the employees whose shares are subject to the agreement hold less than a majority of the number of outstanding shares of our capital stock.

Prior to March 12, 2014, Mr. Ziegler was a member of the Stockholders Committee and had the power to vote all shares subject to the agreement, representing, prior to March 12, 2014, 80% of the combined voting power of our capital stock. Mr. Ziegler ceased to be a member of the committee in conjunction with his planned retirement from serving as Executive Chairman of the company.

Tax Receivable Agreements

We are a party to two tax receivable agreements. The first tax receivable agreement is between us and the H&F holder that is the sole shareholder of our convertible preferred stock. As part of our IPO reorganization, a corporation (“H&F Corp”) controlled by Hellman & Friedman LLC merged with and into us pursuant to an Agreement and Plan of Merger. As consideration for the merger, the shareholder of H&F Corp (which is one of the H&F holders and is the sole shareholder of our convertible preferred stock) received shares of our convertible preferred stock, contingent value rights (which were subsequently terminated in connection with the November 2013 Offering), and the right to receive an amount of cash equal to H&F Corp’s share of the post-IPO distribution of Artisan Partners Holdings’ pre-IPO retained profits. The tax receivable agreement between us and the H&F holder generally provides for the payment by us of 85% of the amount of cash savings, if any, in U.S. federal and state income tax that we actually realize (or are deemed to realize in certain circumstances) as a result of (i) existing tax basis in Artisan Partners Holdings’ assets with respect to preferred units acquired by us in the merger with respect to which we issued the convertible preferred stock, (ii) any net operating losses available to us as a result of the merger, and (iii) tax benefits related to imputed interest deemed to be paid by us as a result of this tax receivable agreement.

The second tax receivable agreement, with each holder of limited partnership units, generally provides for the payment by us to each of them of 85% of the amount of the cash savings, if any, in U.S. federal and state income tax that we actually realize (or are deemed to realize in certain circumstances) as a result of (i) any step-up in tax basis in Artisan Partners Holdings’ assets resulting from (A) the purchase or redemption of partnership units or the exchange of partnership units for shares of our Class A common stock or convertible preferred stock and (B) payments under this tax receivable agreement, (ii) certain prior distributions by Artisan Partners Holdings and prior transfers of partnership interests which resulted in tax basis adjustments to the assets of Artisan Partners Holdings and (iii) tax benefits related to imputed interest deemed to be paid by us as a result of this tax receivable agreement.

For purposes of these tax receivable agreements, cash savings in tax are calculated by comparing our actual income tax liability to the amount we would have been required to pay had we not been able to utilize any of the tax benefits subject to the tax receivable agreements. The tax receivable agreements will continue until all tax benefits have been utilized or expired, unless we exercise our right to terminate the agreements or we materially breach any of our material obligations under the agreements, in which cases our obligations under the agreements will accelerate. The actual increase in tax basis, as well as the amount and timing of any payments under these agreements, will vary depending upon a number of factors, including the timing of purchases, redemptions or exchanges of partnership units, the price of our Class A common stock or the value of our convertible preferred stock, as the case may be, at the time of the purchase, redemption or exchange, the extent to which such transactions are taxable, the amount and timing of the taxable income we generate in the future and the tax rate then applicable and the portion of our payments under the tax receivable agreements constituting imputed interest or depreciable or amortizable basis. In addition, in the case of a change of control, our obligations will be based on different assumptions that may affect the amount of the payments required under the agreements.

As of December 31, 2013, we recorded a $160.7 million liability, representing amounts payable under the tax receivable agreements equal to 85% of the tax benefit we expect to realize from the following:

•	The merger described above and our purchase of Class A common units in connection with our IPO (approximately $55.4 million).

•	Our purchase of preferred units in connection with the November 2013 Offering (approximately $105.3 million).

Those amounts assume no material changes in the related tax law and that we earn sufficient taxable income to realize all tax benefits subject to the tax receivable agreements. We expect the liability to increase by approximately $232.7 million as a result of our purchase of common and preferred units in connection with the 2014 Follow-On Offering. And additional purchases, redemptions or exchanges of units of Artisan Partners Holdings will cause the liability to increase.

During 2014, we expect to make payments under the tax receivable agreements totaling approximately $4.4 million in the aggregate to the H&F holders and the Class A limited partners whose partnership units we purchased in connection with the IPO. We made no payments under the agreements in 2013.

Assuming no material changes in the relevant tax law and that we earn sufficient taxable income to realize all tax benefits that are subject to the tax receivable agreements, we expect that the reduction in tax payments for us associated with (i) the merger and our purchase of Class A common units in connection with the IPO; (ii) the November 2013 Offering; (iii) the 2014 Follow-On Offering; and (iv) future purchases, redemptions or exchanges of partnership units would aggregate to approximately $1.9 billion over 15 years, assuming the future purchases, redemptions or exchanges described in clause (iv) occurred at a price of $64.25 per share of our Class A common stock, the closing price of our Class A common stock on March 31, 2014. Under such scenario we would be required to pay the other parties to the tax receivable agreements 85% of such amount, or $1.6 billion, over the 15-year period. The actual amounts may materially differ from these hypothetical amounts, as potential future reductions in tax payments for us and tax receivable agreement payments by us will be calculated using the market value of our Class A common stock at the time of purchase, redemption or exchange and the prevailing tax rates applicable to us over the life of the tax receivable agreements and will be dependent on us generating sufficient future taxable income to realize the benefit.

Transactions in Connection with the November 2013 Offering

In October 2013, we entered into a unit and share purchase agreement with the H&F holders. Pursuant to that agreement, we used the net proceeds of our issuance of 5,520,000 shares of our Class A common stock to purchase 4,152,665 preferred units and 1,367,335 shares of our convertible preferred stock from the H&F holders, at a price per unit or share, as applicable, equal to $53.76. We also reimbursed the H&F holders for approximately $53,000 in legal fees incurred in connection with the November 2013 Offering. In connection with the November 2013 Offering, the contingent value rights agreements that we had entered into with the H&F holders in connection with our IPO were terminated with no amounts paid or payable thereunder by us. Under the contingent value rights agreements, we could have potentially owed the H&F holders up to $100 million in July 2016 or upon an earlier change in control.

Transactions in Connection with the 2014 Follow-On Offering

In February 2014, we entered into unit and share purchase agreements with holders of partnership units and the holder of shares of convertible preferred stock who elected to sell partnership units and shares to us, respectively. Pursuant to those agreements, we used the net proceeds of our issuance of 9,284,337 shares of our Class A common stock to purchase 6,284,337 common units from certain of the limited partners of Artisan Partners Holdings, including certain of our directors and named executive officers. We also purchased 2,256,883 preferred units and 743,117 shares of convertible preferred stock from the H&F holders, which are associated with two of our directors. We purchased the units and shares at a price per unit or share, as applicable, equal to $59.675. The 2014 Follow-On Offering satisfied our obligation to conduct an underwritten public offering on behalf of all of the pre-IPO partners on or around the first anniversary of our IPO under the registration rights agreement described above. Pursuant to the registration rights agreement, we will reimburse selling partners for their reasonable out-of-pocket expenses incurred in connection with this offering (including reasonable legal fees of AIC and the H&F holders).

Indemnification Agreements

We have entered into an indemnification agreement with each of our executive officers, directors and the members of our stockholders committee that provides, in general, that we will indemnify them to the fullest extent permitted by Delaware law in connection with their service in such capacities. Due to the nature of the indemnification agreements, they are not the type of agreements that are typically entered into with or available to unaffiliated third parties.

Transactions with AIC

Prior to March 12, 2014, Artisan Partners Holdings had cost sharing arrangements with entities controlled by Andrew A. Ziegler and Carlene M. Ziegler, pursuant to which Artisan Partners Holdings and certain of its employees provided certain administrative services to those entities and the Zieglers, and they reimbursed Artisan Partners Holdings for the costs related to such services. Pursuant to these arrangements, the Ziegler entities paid Artisan Partners Holdings approximately $567,074, $502,465 and $508,735 for the years ended December 31, 2013, 2012 and 2011, respectively. We amended these arrangements on March 12, 2014. Under the amended arrangements, an entity owned by the Zieglers will reimburse us for the costs associated with three employees using our office space while they transition to new facilities, which we expect will occur by June 2014. We believe that the terms of these arrangements are reasonable and reflect the terms of agreements negotiated on an arm’s-length basis. In addition, Artisan Partners Holdings has obtained and paid for insurance policies covering potential liability AIC may incur as the prior general partner of Artisan Partners Holdings.

Transactions with Private Fund

We have an agreement to serve as the investment manager of Artisan Partners Launch Equity LP, or Launch Equity, a private investment partnership. Under the terms of our agreement with Launch Equity, we earn a quarterly fee based on the value of the closing capital account of each limited partner for the quarter, at the rate of 1.00% (annualized). At our discretion, the fee may be waived and certain expenses reimbursed. Amounts we waived for quarterly fees (which do not impact our financial statements as they are eliminated in consolidation) totaled $0.5 million, $0.3 million and $0.1 million for the years ended December 31, 2013, 2012 and 2011, respectively. Expense reimbursements totaled $0.2 million, $0.1 million and $0.1 million for the years ended December 31, 2013, 2012 and 2011, respectively. Our wholly owned subsidiary, Artisan Partners Alternative Investments GP LLC, is the general partner of Launch Equity. We made an initial equity investment in Launch Equity of $1,000. Artisan Partners Alternative Investments GP LLC is entitled to receive an allocation of profits from Launch Equity equal to 20% of Launch Equity’s net capital appreciation as determined at the conclusion of its fiscal year, which also may be waived at our discretion. The incentive fee amount waived as a result of net capital appreciation for the fiscal years ended December 31, 2013 and 2012 was $2.0 million and $1.1 million, respectively. There was no net capital appreciation for the fiscal year ended December 31, 2011. All of the limited partner investors in Launch Equity are current or former employees of ours, including Andrew C. Stephens, a portfolio manager on our Growth Team, who owns approximately 86% of the limited partner interests in Launch Equity, as well as Andrew A. Ziegler and Carlene M. Ziegler, Eric R. Colson, our President and Chief Executive Officer, and James D. Hamel, a portfolio manager on our Growth Team.

Other

Carlene M. Ziegler, who is married to Andrew A. Ziegler and is one of the founders of APAM and former portfolio manager of one of our strategies, received compensation from us in the amount of $46,250 for the year ended December 31, 2013 and $125,000 for each of the years ended December 31, 2012 and 2011. During that period, Mrs. Ziegler was a managing director of Artisan Partners Holdings serving in an advisory capacity to Artisan Partners Holdings’ senior management, particularly with respect to matters relating to portfolio management, investment strategies, capabilities of potential investment managers and capital structure planning. Her employment with us terminated on March 12, 2014.

Statement Regarding Transactions with Affiliates

We have adopted a written policy regarding the approval, with certain exceptions, of any transaction or series of transactions in which we or any of our subsidiaries is a participant, the amount involved exceeds $120,000, and a “related party” (a director, director nominee, executive officer, or a person known to us to be the beneficial owner of more than 5% of our voting securities) has a direct or indirect material interest (a “related-party transaction”). Under the policy, a related party must promptly disclose to our Chief Legal Officer any potential related party transaction and all material facts about the transaction. The Chief Legal Officer will then assess whether the transaction constitutes a related party transaction. If the Chief Legal Officer determines a transaction qualifies as such, he or she will promptly communicate that information to the Audit Committee of our Board, to the chairman of the Audit Committee, if the Chief Legal Officer determines it is impracticable or undesirable to wait until the next committee meeting, or to the entire Board. Based on its consideration of all of the relevant facts and circumstances, the appropriate reviewer will decide whether or not to approve such transaction and will generally approve only those transactions that are not inconsistent with our best interests. If we become aware of an existing related party transaction that has not been pre-approved under this policy, the transaction will be referred to the Audit Committee or the entire Board, which will evaluate all options available, including ratification, revision or termination of such transaction. Under the policy, any director who may be interested in a related party transaction must recuse himself or herself from any consideration of such related party transaction.

EXECUTIVE OFFICERS

The following table provides information regarding our executive officers.

Name	Age	Position

Eric R. Colson	45	President and Chief Executive Officer and Director

Charles J. Daley, Jr.	51	Executive Vice President, Chief Financial Officer and Treasurer

Sarah A. Johnson	42	Executive Vice President, Chief Legal Officer and Secretary

Dean J. Patenaude	51	Executive Vice President—Global Distribution

Gregory K. Ramirez	43	Senior Vice President

Eric R. Colson, CFA has been President, Chief Executive Officer and a director of Artisan Partners Asset Management since its organization in March of 2011. He has also been a director of Artisan Partners Funds, Inc. since November 2013. Mr. Colson has served as chief executive officer of Artisan Partners Holdings since January 2010. Before serving as Artisan Partners Holdings’ chief executive officer, Mr. Colson served as chief operating officer for investment operations from March 2007 through January 2010. Mr. Colson has been a managing director of Artisan Partners Holdings since he joined the company in January 2005. Before joining Artisan Partners Holdings, Mr. Colson was an executive vice president of Callan Associates, Inc. Mr. Colson holds a B.A. in economics from the University of California-Irvine.

Charles J. Daley, Jr. has been Executive Vice President, Chief Financial Officer and Treasurer of Artisan Partners Asset Management since its organization in March of 2011. He has served as chief financial officer of Artisan Partners Holdings since August 2010. He has been a managing director of Artisan Partners Holdings since July 2010. Prior to that, Mr. Daley was chief financial officer, executive vice president and treasurer of Legg Mason, Inc. Mr. Daley holds a B.S. in Accounting from the University of Maryland, is an inactive certified public accountant, and holds a Series 27 license.

Sarah A. Johnson has been our Executive Vice President, Chief Legal Officer and Secretary since October 2013 and, prior to then, served as Assistant Secretary since April 2013. She has been general counsel of Artisan Partners Funds, Inc. since February 2011. Ms. Johnson was named a managing director of Artisan Partners Holdings in March 2010. Prior to joining the firm in July 2002, Ms. Johnson practiced law with the law firm of Bell, Boyd & Lloyd LLC, Chicago, Illinois. Ms. Johnson holds a B.A. from Northwestern University and a J.D. from Northwestern University School of Law.

Dean J. Patenaude, CFA has been our Executive Vice President—Global Distribution since July 2012 and a managing director of Artisan Partners Holdings and Head of Global Distribution since joining Artisan Partners Holdings in March 2009. Before joining Artisan Partners Holdings, Mr. Patenaude was senior vice president and head of global distribution for Affiliated Managers Group, Inc., or AMG, where he liaised between AMG and the institutional investment consultant and global distribution channels, and assisted with product development and marketing and client service initiatives. Before joining AMG, Mr. Patenaude was vice president and director of global consultant marketing at Wellington Management Company. He began his career in investment management at Brinson Partners, Inc. as a partner in business development. Mr. Patenaude holds a B.S. in Business Administration from Georgetown University and an M.B.A. from the Kellogg School of Management at Northwestern University.

Gregory K. Ramirez has been our Senior Vice President since October 2013 and, prior to then, served as Assistant Treasurer since April 2013. He currently serves as chief financial officer for Artisan Partners Funds, Inc. and Head of Securities Operations and Vehicle Administration for Artisan Partners Holdings. His prior roles with Artisan Partners Holdings include controller, chief accounting officer and director of client accounting and administration. Mr. Ramirez was named a managing director of Artisan Partners Holdings in April 2003. Prior to joining the firm in July 1997, Mr. Ramirez was an audit manager with Price Waterhouse, focusing on investment company audits and reviewing transfer agency controls. Mr. Ramirez holds a Bachelor of Business Administration in Accounting from the University of Iowa and a Master of Business Administration from Marquette University. He is a Certified Public Accountant and holds a Series 27 license.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our capital stock as of March 31, 2014 for:

•	each person known by us, as of March 31, 2014, to beneficially own more than 5% of any class of our outstanding shares;

•	each of our named executive officers;

•	each of our directors; and

•	all of our named executive officers and directors as a group.

Each share of our Class A common stock, Class C common stock and convertible preferred stock is entitled to one vote per share. Each share of Class B common stock initially entitles its holder to five votes per share. Each share of our Class C common stock corresponds to a Class A common unit, Class D common unit, Class E common unit or preferred unit of Artisan Partners Holdings, and each share of Class B common stock corresponds to a Class B common unit of Artisan Partners Holdings.

Subject to certain restrictions, (i) common units are exchangeable for shares of our Class A common stock on a one-for-one basis, and upon any such exchange, the corresponding shares of Class C or Class B common stock, as applicable, will be cancelled, and (ii) preferred units are exchangeable either for shares of our convertible preferred stock on a one-for-one basis or, under certain circumstances, for shares of our Class A common stock on a less than one-for-one basis, and upon any such exchange, the corresponding shares of Class C common stock will be cancelled. Shares of our convertible preferred stock are generally convertible into a number of shares of our Class A common stock on a one-for one basis or, under certain circumstances, for shares of our Class A common stock on a less than one-for-one basis.

Because we have disclosed the ownership of shares of our Class B common stock and Class C common stock (which correspond to partnership units that are exchangeable for Class A common stock) and our convertible preferred stock (which is convertible into Class A common stock), the shares of Class A common stock underlying partnership units or convertible preferred stock are not reflected in the table below.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. Except as otherwise indicated, the address for each stockholder listed below is c/o Artisan Partners Asset Management Inc., 875 E. Wisconsin Avenue, Suite 800, Milwaukee, Wisconsin 53202.

	Class A(1)		Class B		Class C		Convertible Preferred		Aggregate % of Combined Voting Power
	No. of Shares	% of Class	No. of Shares	% of Class	No. of Shares	% of Class	No. of Shares	% of Class
5+% Stockholders:
Artisan Investment Corporation(2)	—	—	—	—	8,183,498	40.2%	—	—	5.2%
H&F Brewer AIV, L.P.(3)(4)(5)	4,728	*	—	—	1,381,887	6.8%	455,011	100.0%	1.2%
MLY Holdings Corp.(6)(7)	—	—	4,454,425	20.7%	—	—	—	—	—
LaunchEquity Acquisition Partners, LLC(6)(8)	—	—	2,069,928	9.6%	—	—	—	—	—
N. David Samra(6)	513,517	1.8%	1,883,532	8.7%	—	—	—	—	—
James C. Kieffer(6)	—	—	1,738,365	8.1%	—	—	—	—	—
Scott C. Satterwhite(6)	—	—	1,735,471	8.0%	—	—	—	—	—
George Sertl(6)	—	—	1,734,185	8.0%	—	—	—	—	—
Daniel J. O’Keefe(6)	627,632	2.2%	1,564,300	7.3%	—	—	—	—	—
James D. Hamel(6)	—	—	1,136,548	5.3%	—	—	—	—	—
Wellington Management Company, LLP(9)	1,957,684	6.7%	—	—	—	—	—	—	1.2%
David L. Anderson(10)	—	—	—	—	1,072,213	5.3%	—	—	*
G. Leonard Baker, Jr.(11)	—	—	—	—	1,154,872	5.7%	—	—	*
Directors and Named Executive Officers:
Andrew A. Ziegler(2)	—	—	—	—	8,183,498	40.2%	—	—	5.2%
Eric R. Colson(12)	1,616,969	5.6%	21,566,436	100%	—	—	—	—	69.4%
Janet D. Olsen	—	—	—	—	201,237	1.0%	—	—	*
Charles J. Daley, Jr.(12)	1,617,569	5.6%	21,566,436	100%	—	—	—	—	69.4%
Sarah A. Johnson(6)	9,000	*	94,464	*	—	—	—	—	*
Dean J. Patenaude(6)(13)	9,520	*	154,346	*	—	—	—	—	*
Gregory K. Ramirez(12)	1,618,369	5.6%	21,566,436	100%	—	—	—	—	69.4%
Matthew R. Barger(5)(14)	4,728	*	—	—	1,632,338	8.0%	—	—	1.0%
Tench Coxe(5)(15)	4,728	*	—	—	1,119,908	5.5%	—	—	*
Stephanie G. DiMarco(5)	24,728	*	—	—	—	—	—	—	*
Jeffrey A. Joerres(5)	8,228	*	—	—	—	—	—	—	*
Allen R. Thorpe(5)	4,728	*	—	—	—	—	—	—	*
Directors and executive officers as a group (12 persons)	1,670,129	5.7%	21,566,436	100%	11,136,981	54.7%	—	—	76.4%

*	Less than 1%.
(1)	Subject to certain exceptions, the persons who hold shares of our Class B common stock and Class C common stock (which correspond to partnership units that generally are exchangeable for Class A common stock) and convertible preferred stock (which is convertible into Class A common stock) are currently deemed to have beneficial ownership over a number of shares of our Class A common stock equal to the number of shares of our Class B common stock, Class C common stock and convertible preferred stock reflected in the table above, respectively. Because we have disclosed the ownership of shares of our Class B common stock, Class C common stock and convertible preferred stock, the shares of Class A common stock underlying partnership units or convertible preferred stock are not reflected in the table above.

(2)	AIC is owned by ZFIC, Inc., an entity that is controlled by Andrew A. Ziegler and Carlene M. Ziegler, who are married to each other.
(3)	Includes (a) shares of Class C common stock held by H&F Brewer AIV, L.P. and H&F Capital Associates, (b) shares of convertible preferred stock held by H&F Brewer AIV II, L.P and (c) shares of Class A common stock underlying restricted stock units held by Mr. Thorpe for the benefit of Hellman & Friedman LP, or H&F LP. The proceeds of any disposition of the 4,728 shares of Class A common stock underlying the restricted stock units issued to Mr. Thorpe described in clause (c) above will be applied against management fees otherwise payable to H&F LP by funds affiliated with H&F Brewer AIV, L.P. and H&F Brewer AIV II, L.P. Hellman & Friedman GP LLC, or H&F GP, is the sole general partner of H&F LP. H&F is the sole general partner of H&F Capital Associates and H&F Investors V, L.P., or H&F Investors. H&F Investors is the sole general partner of H&F Brewer AIV, L.P. and of H&F Brewer AIV II, L.P. As sole general partner of H&F LP, H&F GP may be deemed to beneficially own shares of common stock beneficially owned by H&F LP. As sole general partner of H&F Capital Associates and H&F Investors, H&F may be deemed to beneficially own shares of common stock beneficially owned by H&F Capital Associates and H&F Investors. As sole general partner of H&F Brewer AIV, L.P. and H&F Brewer AIV II, L.P., H&F Investors may be deemed to beneficially own shares of common stock beneficially owned by H&F Brewer AIV, L.P. and H&F Brewer AIV II, L.P. A four person investment committee of H&F has power to vote or to direct the vote of, and to dispose or to direct the disposition of, shares of common stock that are beneficially owned by H&F, H&F Investors, H&F Brewer AIV, L.P., H&F Brewer AIV II, L.P. and H&F Capital Associates. Four designated members of H&F GP have collective power, by majority vote among them, to vote or to direct the vote of, and to dispose, or direct the disposition of, shares of common stock that are beneficially owned by H&F LP and H&F GP. Each member of the investment committee of H&F, each designated member of H&F GP and Mr. Thorpe disclaims beneficial ownership of all shares of Class A common stock, except to the extent of any pecuniary interest held therein.
(4)	The address of H&F, H&F Investors, H&F Brewer AIV, L.P., H&F Brewer AIV II, L.P., H&F Capital Associates, H&F LP and H&F GP is c/o Hellman & Friedman LLC, One Maritime Plaza, 12th Floor, San Francisco, California 94111.
(5)	Includes the shares of Class A common stock underlying restricted stock units granted to our non-employee directors. The restricted stock units vested immediately, and the underlying shares will be delivered on the earlier to occur of (i) a change in control of Artisan and (ii) the termination of such person’s service as a director. Mr. Thorpe holds restricted stock units awarded to him for the benefit of H&F LP. The proceeds of any disposition of the 4,728 shares of Class A common stock underlying the restricted stock units issued to Mr. Thorpe, as described in footnote 3 above, will be applied against management fees otherwise payable to H&F LP by funds affiliated with H&F Brewer AIV, L.P. and H&F Brewer AIV II, L.P. See footnote 3 above. Mr. Coxe holds restricted stock units awarded to him for the benefit of the managing directors of the general partner of Sutter Hill Ventures.
(6)	Pursuant to the Stockholders Agreement, MLY Holdings Corp., LaunchEquity Acquisition Partners, LLC, Mr. Samra, Mr. Kieffer, Mr. Satterwhite, Mr. Sertl, Mr. O’Keefe, Mr. Hamel, Ms. Johnson and Mr. Patenaude each granted an irrevocable voting proxy with respect to all of the shares of our common stock he or she has acquired from us and any shares he or she may acquire from us in the future to the Stockholders Committee as described in footnote 12 below. Each retains investment power with respect to the shares of our common stock he or she holds, which are the shares reflected in the row applicable to each person. 4,000 of Ms. Johnson’s shares and 20 of Mr. Patenaude’s shares, respectively, are not subject to the Stockholders Agreement.
(7)	MLY Holdings Corp. is a Delaware corporation through which Mark L. Yockey holds his shares of Class B common stock. Mr. Yockey is the sole director of MLY Holdings Corp.

(8)	LaunchEquity Acquisition Partners, LLC, is a manager-managed designated series limited liability company organized under the laws of the State of Delaware. Andrew C. Stephens is the sole manager of the designated series of LaunchEquity Acquisition Partners through which Mr. Stephens holds his shares of Class B common stock.
(9)	This information has been derived from the Schedule 13G filed with the SEC on February 14, 2014 by Wellington Management Company, LLP which states that Wellington Management Company, LLP has shared voting control over 1,691,545 shares and shared dispositive power over 1,957,684 shares.
(10)	Includes 539,024 shares of Class C common stock held by Sutter Hill Ventures, of which Mr. Anderson is a managing director of the general partner. Mr. Anderson shares voting and investment power over all of such shares of Class C common stock.
(11)	Includes 539,024 shares of Class C common stock held by Sutter Hill Ventures, of which Mr. Baker is a managing director of the general partner. Mr. Baker shares voting and investment power over all of such shares of Class C common stock.
(12)	Each of our employees to whom we have granted equity has entered into a Stockholders Agreement pursuant to which they granted an irrevocable voting proxy with respect to all of the shares of our common stock they have acquired from us and any shares they may acquire from us in the future to a Stockholders Committee currently consisting of Mr. Colson, Mr. Daley and Mr. Ramirez. All shares subject to the Stockholders Agreement are voted in accordance with the majority decision of those three members. See “Relationships and Related Party Transactions—Transactions in connection with our IPO—Stockholders Agreement” for additional information about the Stockholders Agreement.

Includes all shares of Class B common stock and all shares of Class A common stock that we have granted to employees. Other than as described below, none of Mr. Colson, Mr. Daley or Mr. Ramirez has investment power with respect to any of the shares subject to the Stockholders Agreement and each disclaims beneficial ownership of such shares. Mr. Colson, Mr. Daley and Mr. Ramirez have investment power over the following shares, respectively, and therefore do not disclaim beneficial ownership of such shares:

	Class A		Class B		Class C		Convertible Preferred		Aggregate % of Combined Voting Power
	No. of Shares	% of Class	No. of Shares	% of Class	No. of Shares	% of Class	No. of Shares	% of Class
Eric R. Colson	22,500	—	785,609	3.6%	—	—	—	—	—
Charles J. Daley, Jr.	11,100	*	159,215	*	—	—	—	—	*
Gregory K. Ramirez	6,400	*	79,864	*	—	—	—	—	*

Mr. Daley’s shares noted above include 800 shares of Class A common stock that are not subject to the Stockholders Agreement and over which he has voting power; 200 of such shares of Class A common stock are held by his daughter and 200 of such shares are held by his son. Mr. Ramirez’s shares noted above include 1,400 shares of Class A common stock that are not subject to the Stockholders Agreement and over which he has voting power.

(13)	Includes 20 shares of Class A common stock held by Mr. Patenaude’s son.
(14)	Includes 390,336 shares of Class C common stock held by Frog & Peach LLC. Mr. Barger shares voting and investment power over, but disclaims beneficial ownership of, all of such shares of Class C common stock.
(15)	Includes 539,024 shares of Class C common stock held by Sutter Hill Ventures, of which Mr. Coxe is a managing director of the general partner; 540,179 shares of Class C common stock held by Rooster Partners, LP, of which Mr. Coxe is a co-trustee of a trust which is the general partner; and 40,705 shares of Class C common stock held by a trust of which Mr. Coxe is a co-trustee and beneficiary. Mr. Coxe shares voting and investment power over all of such shares of Class C common stock.

AUDIT COMMITTEE REPORT

The Audit Committee oversees the company’s financial reporting process on behalf of the Board. The duties and responsibilities of the Audit Committee are more fully described in the committee’s written charter, which is available under the Corporate Governance link on our website at www.apam.com.

The Audit Committee consists of Stephanie G. DiMarco (Chair), Matthew R. Barger and Jeffrey A. Joerres. The Board has determined that each member of the Audit Committee is “independent” and financially literate, and that each member has accounting or other related financial management expertise, in each case as such qualifications are defined under NYSE listing standards and the SEC, and as interpreted by the Board in its business judgment. The Board has also determined that each member of the Audit Committee qualifies as an “audit committee financial expert” as defined by the SEC.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management the audited financial statements of the company for the fiscal year ended December 31, 2013.

The Audit Committee has discussed with the company’s independent auditors, PricewaterhouseCoopers LLP, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board.

The Audit Committee has also received the written disclosures and letter from PricewaterhouseCoopers LLP as required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence.

Based on the review and discussions referred to above in this report, the Audit Committee has recommended to the Board that the audited financial statements be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the SEC.

Submitted by the Audit Committee of the Board of

Directors:

Stephanie G. DiMarco (Chair)

Matthew R. Barger

Jeffrey A. Joerres

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

ITEM 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2014

Recommendation of the Board

The Board and the Audit Committee of the Board unanimously recommend that you vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.

The Audit Committee of our Board, in accordance with its charter and authority delegated to it by the Board, has appointed the firm of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2014, and the Board has directed that such appointment be submitted to our stockholders for ratification at the Annual Meeting. PricewaterhouseCoopers LLP has audited our financial statements since 2011 and has audited the financial statements of Artisan Partners Holdings since 1995, and is considered by our Audit Committee to be well qualified. Our organizational documents do not require that our stockholders ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm. We are doing so because we believe it is a matter of good corporate practice. If the stockholders do not ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee will reconsider the appointment, but may still retain PricewaterhouseCoopers LLP.

Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so. They also will be available to respond to appropriate questions from stockholders.

INFORMATION ABOUT OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

Audit and Non-Audit Fees

Aggregate fees for professional services rendered for us by PricewaterhouseCoopers LLP as of and for the fiscal years ended December 31, 2013 and 2012 are set forth below. The aggregate fees included in the “Audit Fees” category are fees billed for the fiscal year for the audits of our annual financial statements, audits of statutory and regulatory filings, and quarterly reviews. The aggregate fees included in the Audit-Related, Tax and Other Fees categories are fees for services performed in the fiscal years.

	Fiscal Year 2013	Fiscal Year 2012
Audit Fees	$490,100	$405,100
Audit-Related Fees	969,800	786,400
Tax Fees	1,089,800	809,200
All Other Fees	3,600	3,600

Total	$2,553,300	$2,004,300

Audit Fees for the fiscal years ended December 31, 2013 and 2012 were for professional services rendered for the audits of our annual financial statements, reviews of quarterly financial statements and services that are customarily provided in connection with statutory or regulatory filings.

Audit-Related Fees for the fiscal years ended December 31, 2013 and 2012 were for reviews of registration statements filed with the SEC, consultations related to the accounting or disclosure treatment of transactions and attest services related to our compliance with the Global Investment Performance Standards (GIPS).

Tax Fees for the fiscal years ended December 31, 2013 and 2012 were for domestic and foreign tax return compliance, including review of partner capital accounts, and consultations related to technical interpretations, applicable laws and regulations and tax accounting.

Other Fees for the fiscal years ended December 31, 2013 and 2012 were for license fees for professional publications.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee’s charter provides for pre-approval of audit and non-audit services to be performed by the independent auditors. The Committee will typically pre-approve specific types of audit, audit-related and tax services on an annual basis. The Committee pre-approves all other services on an individual basis throughout the year as the need arises. The Committee has delegated to its chairperson the authority to pre-approve independent auditor engagements between meetings of the Committee. Any such pre-approvals will be reported to and ratified by the entire Committee at its next regular meeting.

All audit, audit-related and tax services in fiscal 2013 were pre-approved by the Audit Committee. In all cases, the Audit Committee concluded that the provision of such services by PricewaterhouseCoopers LLP was compatible with the maintenance of PricewaterhouseCoopers LLP’s independence.

ADDITIONAL INFORMATION

This Proxy Statement and our Annual Report on Form 10-K are available at www.astproxyportal.com/ast/18158.

Our Form 10-K for the fiscal year ended December 31, 2013 (the “2013 Form 10-K”) is being made available with this Proxy Statement to our stockholders. Stockholders are directed to the 2013 Form 10-K for financial and other information about us. The 2013 Form 10-K is not part of this Proxy Statement. This Proxy Statement and the 2013 Form 10-K are also available on our website at www.apam.com.

Also, we are required to file annual, quarterly and current reports, proxy statements and other reports with the SEC. Copies of these filings are available through our website at www.apam.com or the SEC’s website at www.sec.gov. We will furnish copies of our SEC filings (without exhibits), including this Proxy Statement and our 2013 Form 10-K, without charge to any stockholder upon written or verbal request to us at Artisan Partners Asset Management Inc., 875 E. Wisconsin Avenue, Suite 800, Milwaukee, Wisconsin 53202, Attn: Investor Relations, telephone: (866) 632-1770, e-mail ir@artisanpartners.com.

In addition, the charters of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are available under the Corporate Governance link on our website at www.apam.com. We also provide our Corporate Governance Guidelines and Code of Conduct under the Corporate Governance link on our website at www.apam.com. We will provide a printed copy of these documents to stockholders upon request.

Distribution of Certain Documents

SEC rules permit us to deliver a single copy of our proxy materials to any stockholders who have requested printed copies and reside at the same address, unless we have received contrary instructions from one or more such stockholders. This practice, known as “householding”, is designed to reduce our printing and postage costs. However, if you wish to receive a separate copy of the proxy materials, please contact us at Artisan Partners Asset Management Inc., 875 E. Wisconsin Avenue, Suite 800, Milwaukee, Wisconsin 53202, Attn: Investor Relations, telephone: (866) 632-1770, e-mail ir@artisanpartners.com, and we will deliver those documents to you upon receiving the request.

If you are receiving multiple copies of the proxy materials, you may request “householding” in the future by contacting Investor Relations.

Section 16(a) of the Exchange Act Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act and regulations of the SEC require our directors, executive officers and persons who own more than 10% of a registered class of our equity securities, as well as certain affiliates of such persons, to file with the SEC reports of ownership of, and transactions in, our equity securities. Directors, executive officers and persons owning more than 10% of a registered class of our equity securities are further required to provide us with copies of these reports.

Based solely on our review of the copies of such reports and on information provided by the reporting persons or their respective brokers, we believe that during the fiscal year ended December 31, 2013, our directors, officers and owners of more than 10% of a registered class of our equity securities complied with all applicable filing requirements.

Stockholders’ Proposals for the 2015 Annual Meeting of Stockholders

Stockholders who, in accordance with the SEC’s Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed by us in connection with our 2015 Annual Meeting of Stockholders must submit their proposals by certified mail, return receipt requested, and must be received by the Corporate Secretary at our principal offices in Milwaukee, Wisconsin, on or before December 18, 2014, to be eligible for inclusion in our proxy statement and form of proxy relating to that meeting. In the event that we hold our 2015 Annual Meeting of stockholders more than 30 days before or after the one-year anniversary date of the 2014 Annual Meeting, we will disclose the new deadline by which stockholders’ proposals must be received under Item 5 of our earliest possible Quarterly Report on Form 10-Q or, if impracticable, by any means reasonably calculated to inform stockholders. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion.

Our amended and restated bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. For such a proposal to be properly brought before the 2015 Annual Meeting of Stockholders, the Corporate Secretary must receive written notice of the matter the stockholder wishes to present not less than 90 nor more than 120 days prior to the first anniversary of the 2014 Annual Meeting of Stockholders. As a result, any notice given by or on behalf of a stockholder pursuant to these provisions of our amended and restated bylaws (and not pursuant to the SEC’s Rule 14a-8) must be received no earlier than January 28, 2015, and no later than February 27, 2015. However, if the 2015 Annual Meeting of Stockholders is not scheduled to be held within a period that commences 30 days before and ends 30 days after the anniversary date of our 2014 Annual Meeting, the stockholder notice must be given by the later of the close of business on the date 90 days prior to such annual meeting date or the close of business on the 10th day following the date on which the annual meeting is publicly announced or disclosed. Any such stockholder notice must be in writing and must provide the specific information set forth in Section 1.13 of our amended and restated bylaws. A copy of the amended and restated bylaws is available under the Corporate Governance link on our website at www.apam.com.

Stockholder proposals should be addressed to:

Artisan Partners Asset Management Inc.

Attn: Corporate Secretary

875 East Wisconsin Avenue, Suite 800

Milwaukee, WI 53202

Other Matters that May Come Before the Annual Meeting

Our Board knows of no matters other than those stated in the accompanying Notice of Annual Meeting of Stockholders that may properly come before the Annual Meeting. However, if any other matter should be properly presented for consideration and voting at the Annual Meeting or any adjournments thereof, it is the intention of the persons named as proxies on the enclosed form of proxy card to vote the shares represented by all valid proxy cards in accordance with their judgment of what is in the best interest of Artisan Partners Asset Management.

By Order of the Board of Directors,

Andrew A. Ziegler Chairman of the Board of Directors

Milwaukee, Wisconsin

April 17, 2014

The 2013 Form 10-K, which includes audited consolidated financial statements, does not form any part of the material for the solicitation of proxies.

ANNUAL MEETING OF STOCKHOLDERS OF

ARTISAN PARTNERS ASSET MANAGEMENT INC.

May 28, 2014

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

Vote online until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.
IN PERSON - You may vote your shares in person by attending the Annual Meeting.	COMPANY NUMBER

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Annual Meeting, Proxy Statement and Annual Report are available at http://www.astproxyportal.com/ast/18158
i Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet. i

¢ 20730000000000000000 5	052814

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES FOR DIRECTOR AND “FOR” PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors					FOR	AGAINST	ABSTAIN
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	NOMINEES: O Matthew R. Barger O Eric R. Colson O Tench Coxe O Stephanie G. DiMarco O Jeffrey A. Joerres O Allen R. Thorpe O Andrew A. Ziegler		2. Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

This proxy when properly executed will be voted as directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR ALL NOMINEES in Proposal 1 and FOR Proposal 2.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note: ■	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	■

	☐	■

	ARTISAN PARTNERS ASSET MANAGEMENT INC. Proxy for Annual Meeting of Stockholders on May 28, 2014 Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Sarah A. Johnson and Charles J. Daley, Jr., and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of the Company’s capital stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of ARTISAN PARTNERS ASSET MANAGEMENT INC., to be held at 9:00 a.m. PDT on May 28, 2014 at the Le Méridien Hotel, 333 Battery Street, San Francisco, CA, and at any adjournments or postponements thereof, as indicated on the reverse side:

	(Continued and to be signed on the reverse side.)

■	14475	■